Execution Copy

AGREEMENT AND PLAN OF MERGER

By and Among

NORWOOD FINANCIAL CORP.,
WAYNE BANK,
DELAWARE BANCSHARES, INC.
AND
THE NATIONAL BANK OF DELAWARE COUNTY

Dated as of March 10, 2016

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF DELAWARE		62
Section 9.1	Representations and Warranties	62
Section 9.2	Performance of Obligations	62
Section 9.3	Delivery of Exchange Fund	62
Section 9.4	Certificate Representing Satisfaction of Conditions	62

AGREEMENT AND PLAN OF MERGER
By and Among
NORWOOD FINANCIAL CORP.,
WAYNE BANK,
DELAWARE BANCSHARES, INC.
AND
THE NATIONAL BANK OF DELAWARE COUNTY

This AGREEMENT AND PLAN OF MERGER, dated as of the 10th day of March, 2016 (this “Agreement”), by and among Norwood Financial Corp., a Pennsylvania corporation (“Norwood”), Wayne Bank, a Pennsylvania-chartered bank (“Wayne”), Delaware Bancshares, Inc., a New York corporation (“Delaware”) and The National Bank of Delaware County, a national bank chartered under the laws of the United States (“NBDC Bank”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of Norwood and Delaware deem it in the best interests of Norwood and Delaware, respectively, and of their respective shareholders, that Norwood and Delaware enter into this Agreement pursuant to which Norwood will acquire all of the issued and outstanding shares of capital stock of Delaware through the merger of Delaware with and into Norwood (the “Merger”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the transaction shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, Norwood owns all of the issued and outstanding capital stock of Wayne and Delaware owns all of the issued and outstanding capital stock of NBDC Bank, and it is contemplated that, immediately following the Merger, NBDC Bank will be merged with and into Wayne with Wayne as the surviving entity (the “Bank Merger”); and

WHEREAS, as an inducement and condition to Norwood’s entering into this Agreement, each of the directors and executive officers of Delaware, solely in their individual capacity, have entered into a Support Agreement with Norwood in the form attached hereto as Exhibit A, pursuant to which they have agreed to take certain actions in support and cooperation of this transaction and the surviving corporation.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the Parties agree that all the outstanding shares of common stock of Delaware will be acquired by Norwood through the merger of Delaware with and into Norwood and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Delaware into cash or shares of the common stock of Norwood, par value $0.10 per share (the “Norwood Common Stock”), shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1  Consummation of Merger; Closing Date.

(a)  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger (as defined herein), Delaware shall be merged with and into Norwood in accordance with Chapter 3 of the Pennsylvania Associations Code (“PAC”) and Section 907 of the New York Business Corporation Law (“NYBCL”) (the “Merger”), with Norwood as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”).  Each share of common stock, par value $1.25 per share, of Delaware (“Delaware Common Stock”) outstanding immediately prior to the Effective Time of the Merger (other than Dissenting Shares, shares held by Delaware (including treasury shares), Norwood or any of their respective wholly-owned subsidiaries (in each case, other than in a fiduciary capacity)) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive 0.6221 of a share of Norwood Common Stock or $16.68 in cash, without interest (the “Merger Consideration”) as provided in Section 2.1 hereof and subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Bank Plan of Merger.

(b)  The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by each of the Boards of Directors of Norwood, Wayne, Delaware and NBDC Bank.

(c)  Subject to the prior satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, the Merger shall become effective as of the later of the date and time of filing of a Statement of Merger with the Pennsylvania Department of State pursuant to Section 335 of the PAC and the date and time of filing of a Certificate of Merger with the Department of State of the State of New York, unless a later date or time is specified as the effective time in the Statement of Merger and the Certificate of Merger (such term is heretofore and hereinafter referred to as the “Effective Time of the Merger”).  Subject to the terms and conditions hereof, unless otherwise agreed upon by Norwood and Delaware, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction of all of the other terms and conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing) and (ii) the date on which the shareholders of Delaware approve the transactions contemplated by this Agreement.

(d)  The closing of the Merger (the “Closing”) shall take place at the principal offices of Norwood at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties hereto may agree (the “Closing Date”).  Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2  Effect of Merger.  At the Effective Time of the Merger, Delaware shall be merged with and into Norwood and the separate existence of Delaware shall cease.  The articles of incorporation and bylaws of Norwood, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the articles of incorporation and bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law.  The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a Pennsylvania corporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations.  The Merger shall have the effects set forth in the PAC and the NYBCL.  All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.  The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim, action or proceeding existing or pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place.  Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.3  Further Assurances.  If, at any time after the Effective Time of the Merger, Norwood shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Norwood its right, title or interest in, to or under any of the rights, properties or assets of Delaware or any Delaware Subsidiary (as defined herein) or (ii) otherwise carry out the purposes of this Agreement, Delaware, the Delaware Subsidiaries and their officers and directors shall be deemed to have granted to Norwood an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Norwood its right, title or interest in, to or under any of the rights, properties or assets of Delaware or the Delaware Subsidiaries or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Norwood are authorized in the name of Delaware and the Delaware Subsidiaries or otherwise to take any and all such action.

Section 1.4  Directors and Officers.  Except as otherwise set forth herein in Section 6.10, from and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of Norwood immediately prior to the Effective Time of the Merger.

ARTICLE 2

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1  Manner of Conversion of Delaware Common Stock.  Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Norwood, Delaware or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

(a)  Each share of capital stock of Norwood outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

(b)  Each share of Delaware Common Stock held by Delaware (including treasury shares) or by Norwood (or any of their subsidiaries) other than such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(c)  Except with regard to the shares of Delaware Common Stock excluded under Section 2.1(b) above and Dissenting Shares (as defined in Section 2.6) and subject to the limits in Section 2.2 hereof, each issued and outstanding share of Delaware Common Stock outstanding immediately prior to the Effective Time of the Merger (whether or not subject to restriction) shall be converted into and constitute, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in, and as adjusted pursuant to, Section 2.7, the following consideration (in the aggregate for all such shares of Delaware Common Stock, the “Merger Consideration”):

(1)           for each such share of  Delaware Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Cash Election”), cash in an amount equal to $16.68, without interest, (the “Cash Consideration”) (collectively, the “Cash Election Shares”);

(2)           for each such share of Delaware Common Stock with respect to which an election to receive Norwood Common Stock has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Stock Election”), 0.6221 of a  share of Norwood Common Stock (the “Stock Consideration”) (collectively, the “Stock Election Shares”); or

(3)           for each such share of Delaware Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election (as defined in Section 2.2) has been effectively made and not revoked or lost pursuant to Section 2.2 (collectively, the “Non-Election Shares”), the Stock Consideration or Cash Consideration as is determined in accordance with Section 2.2.

Section 2.2  Election Procedures.

(a)  Holders of shares of Delaware Common Stock may elect to receive shares of Norwood Common Stock or cash (in either case without interest) in exchange for their shares of Delaware Common Stock in accordance with the procedures and subject to the limitations set forth in this Section 2.2.  Shares of Delaware Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.”  Shares of Delaware Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.”  Shares of Delaware Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”

(b)  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Delaware and Norwood shall mutually agree (“Election Form”), shall be mailed on the same date as the Proxy Statement/Prospectus (as defined herein) is mailed to stockholders of Delaware  (the “Mailing Date”) to each holder of record of Delaware Common Stock eligible to vote at the Delaware Stockholders’ Meeting (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.2, (i) to elect to receive the Cash Consideration for all of the shares of Delaware Common Stock held by such holder, in accordance with Section 2.1(c)(1), (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 2.1(c)(2), (iii) to elect to receive the Stock Consideration for a certain whole number of such holder’s shares and the Cash Consideration for all other shares of such holder’s shares (a “Mixed Election”) (all such shares together, the “Mixed Election Shares”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Norwood Common Stock for such shares.  A holder of record of shares of Delaware Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Stockholder Representative”) may submit multiple Election Forms, provided  that each such Election Form covers all the shares of Delaware Common Stock held by such Stockholder Representative for a particular beneficial owner.  Any shares of Delaware Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Norwood Common Stock; provided, however, that for purposes of making the proration calculations provided for in this Section 2.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c)  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the day of the Delaware Shareholders’ Meeting (or such other time and date as Norwood and Delaware may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  Delaware shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional Election Forms as Norwood may permit, to all persons who become holders (or beneficial owners) of Delaware Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.  Delaware shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Delaware Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  If a Delaware stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Delaware Common Stock held by such stockholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  Norwood shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.  All Elections (whether Cash, Stock or Mixed) shall be revoked automatically if the Exchange Agent is notified in writing by Norwood or Delaware, upon exercise by Norwood or Delaware of its respective or their mutual rights to terminate this Agreement to the extent provided under Article 10, that this Agreement has been terminated in accordance with Article 10.

(d)           The number of shares of Delaware Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 25% of the number of shares of Delaware Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”) and the number of shares of Delaware Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 75% of the number of shares of Delaware Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(e)           If the number of Cash Election Shares is less than the Aggregate Cash Limit, then:

(1)           all Cash Election Shares shall be converted into the right to receive the Cash Consideration,

(2)           Non-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares equal the Aggregate Cash Limit.  If less than all of the Non-Election Shares need to be treated as Cash Election Shares, then a sufficient number of Non-Election Shares shall be deemed Cash Election Shares (“Deemed Cash Election Shares”) and Share Election Shares (“Deemed Share Election Shares”) on a pro rata basis as described below such that the sum of the number of Cash Election Shares plus the number of Deemed Cash Election Shares equals the Aggregate Cash Limit and all Deemed Share Election Shares shall be treated as Stock Election Shares,

(3)           if all of the Non-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares is less than the Aggregate Cash Limit, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares equals the Aggregate Cash Limit, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration, and

(4)           the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(f)           If the number of Cash Election Shares is greater than the Aggregate Cash Limit, then:

(1)           all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration,

(2)           the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares equals the Aggregate Cash Limit, and all Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration, and

(3)           the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(g)           If the number of Cash Election Shares is equal to the Aggregate Cash Limit, then subparagraphs (d)(i) and (ii) above shall not apply and all Non-Election Shares and all Stock Election Shares will be converted into the right to receive the Stock Consideration.

(h)           In the event that the Exchange Agent is required to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be  allocated a pro rata portion of the total Reallocated Cash Shares.  In the event the Exchange Agent is required to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(i)           Notwithstanding any other provision hereof, no fractional shares of Norwood Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger.  Instead, Norwood will pay to each holder of Delaware Common Stock who would otherwise be entitled to a fractional share of Norwood Common Stock (after taking into account all certificates formerly representing shares of Delaware Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Norwood Common Stock by the average of the closing sale prices of Norwood Common Stock, as reported on The Nasdaq Stock Market for the twenty consecutive trading days ending on the day immediately prior to the Closing Date; provided, however, that in the event Norwood Common Stock does not trade on one or more of the trading days in such period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Norwood Common Stock actually traded during such period.

(j)           Within seven business days after the Effective Time of the Merger, Norwood shall cause the Exchange Agent to effect the allocation of the Cash Consideration and the Stock Consideration among holders of Delaware Common Stock and to distribute the Merger Consideration as set forth herein.

Section 2.3   Effectuating Conversion.

(a)           On the business day immediately prior to the Effective Time of the Merger, Norwood will deliver or cause to be delivered to Computershare or another third-party agent to be appointed by Norwood and reasonably acceptable to Delaware (the “Exchange Agent”) an amount of cash equal to the aggregate Cash Consideration to be paid pursuant to Section 2.1 hereof (the “Exchange Fund”).  As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of Delaware Common Stock who did not previously submit an Election Form transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates formerly representing shares of Delaware Common Stock for the Merger Consideration provided for in this Agreement.  The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing shares of Delaware Common Stock and the receipt of the Merger Consideration contemplated by this Agreement and will require each holder of shares of Delaware Common Stock to transfer good and marketable title to such shares of Delaware Common Stock to Norwood, free and clear of all liens, claims and encumbrances.

(b)           At the Effective Time of the Merger, the stock transfer books of Delaware shall be closed as to holders of shares of Delaware Common Stock immediately prior to the Effective Time of the Merger, no transfer of shares of Delaware Common Stock by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing shares of Delaware Common Stock shall, without any action on the part of any holder thereof, no longer represent shares of Delaware Common Stock.  If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration other than Dissenting Shares.

(c)           In the event that any holder of record as of the Effective Time of the Merger of shares of Delaware Common Stock is unable to deliver the certificate which represents such holder’s shares of Delaware Common Stock, Norwood, in the absence of actual notice that any shares of Delaware Common Stock theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the Merger Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

(i)  an affidavit or other evidence to the reasonable satisfaction of Norwood that any such certificate has been lost, wrongfully taken or destroyed;

(ii)  such security or indemnity as may be reasonably requested by Norwood to indemnify and hold Norwood harmless in respect of such stock certificate(s); and

(iii)  evidence to the reasonable satisfaction of Norwood that such holder is the owner of shares of Delaware Common Stock theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(d)           If the delivery of the Merger Consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing shares of Delaware Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the reasonable satisfaction of Norwood that such tax has been paid or is not applicable.

(e)           No dividends or other distributions declared with respect to Norwood Common Stock shall be paid to the holder of any unsurrendered certificate or certificates representing shares of Delaware Common Stock entitled to be converted into Norwood Common Stock until the holder thereof shall surrender such certificate or certificates in accordance with this Section 2.3.  Following the surrender of such certificate or certificates in accordance with this Section 2.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to the whole shares of Norwood Common Stock which the shares of Delaware Common Stock represented by such certificate or certificates have been converted into the right to receive.

(f)           Except as provided herein, the consideration contemplated by this Agreement shall not be paid to the holder of any unsurrendered certificate or certificates representing shares of Delaware Common Stock, and neither the Exchange Agent nor Norwood shall be obligated to deliver any of the Merger Consideration contemplated by this Agreement until such holder shall surrender the certificate or certificates representing shares of Delaware Common Stock as provided for by this Agreement.  Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates formerly representing shares of Delaware Common Stock, without interest at the time of such surrender, the Merger Consideration.

(g)           At any time following six months after the Effective Time, Norwood shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not yet been disbursed to former holders of shares of Delaware Common Stock, and thereafter, such holders shall be entitled to look to Norwood (subject to abandoned property and escheat laws) with respect to any amounts due upon surrender of their certificates formerly representing shares of Delaware Common Stock.

(h)           Norwood or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of shares of Delaware Common Stock, such amounts as Norwood (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S.

federal, state, local or non-U.S. Tax law.  To the extent that such amounts are properly withheld by Norwood or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Delaware Common Stock in respect of whom such deduction and withholding were made by Norwood or the Exchange Agent.

Section 2.4  Determination of Alternative Structures.  Delaware hereby agrees that Norwood may at any time change the method of effecting the Merger; provided, however, that no such changes shall (a) alter or change the amount or kind of the Merger Consideration to be paid to holders of the shares of Delaware Common Stock, (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) adversely affect the tax treatment of Delaware’s stockholders as a result of receiving the Merger Consideration or the tax treatment of any Party pursuant to this Agreement.

Section 2.5  Laws of Escheat.  If any of the consideration due or other payments to be paid or delivered to the holders of shares of Delaware Common Stock is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Norwood or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws.  Any other provision of this Agreement notwithstanding, none of Delaware, Norwood, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of shares of Delaware Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.6  Appraisal Rights.  Each issued and outstanding share of Delaware Common Stock the holder of which has perfected his right to dissent under the NYBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NYBCL.  Delaware shall give Norwood prompt notice upon receipt by Delaware of any such demands for payment of the fair value of such shares of Delaware Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Norwood shall have the right to participate in all negotiations and proceedings with respect to any such demands.  Delaware shall not, except with the prior written consent of Norwood, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the NYBCL.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Entity.  If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Delaware Common Stock shall be converted into a right to receive cash or Norwood Common Stock in accordance with the applicable provisions of this Agreement.  If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of Delaware Common Stock of such holder shall be treated as a Non-Election Share.

Section 2.7  Anti-Dilution.  If Norwood changes the number or kind of shares of Norwood Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Stock Consideration will be adjusted proportionately to account for such change and all references herein to the term Stock Consideration will be deemed to mean the Stock Consideration as adjusted.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF DELAWARE AND NBDC BANK

Delaware and NBDC Bank hereby represent and warrant to Norwood and Wayne as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1   Corporate Organization.

(a)   Delaware is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  Delaware has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Delaware.  Delaware is duly registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the “BHCA”).  True and correct copies of the Certificate of Incorporation and the Bylaws of Delaware, each as amended to the date hereof, have been delivered to Norwood and such Certificate of Incorporation and Bylaws are in full force and effect.

(b)   Delaware has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Delaware.

(c)   NBDC Bank is a national bank, duly organized, validly existing and in good standing under the laws of the United States of America.  NBDC Bank is a member in good standing of each of the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank of New York and owns the requisite amount of stock therein. NBDC Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Articles of Association and the Bylaws of NBDC Bank, each as amended to the date hereof, have been delivered to Norwood and such Articles of Association and Bylaws are in full force and effect.

(d)   The respective minute books of Delaware and NBDC Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(e)   Each direct and indirect subsidiary of Delaware (other than NBDC Bank) is a corporation, business trust, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each subsidiary has the corporate or requisite power or authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties or assets owned or leased by each subsidiary makes such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Delaware.  All of such subsidiaries and other entities are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests.  A true and correct list of all direct and indirect subsidiaries of Delaware (including NBDC Bank, each a “Delaware Subsidiary” and collectively, the “Delaware Subsidiaries”) is attached hereto as Schedule 3.1(e).  Such schedule details the jurisdiction of organization, type of entity, percentage ownership and a brief description of the activities conducted by such Delaware Subsidiary.

Section 3.2   Capitalization.

               (a)   The authorized capital stock of Delaware consists of 1,500,000 shares of Delaware Common Stock, of which 925,499 are issued and outstanding as of the date hereof and at the Effective Time and 151,312 shares are held in the treasury of Delaware.  All of the issued and outstanding shares of Delaware Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights.  There are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Delaware.

(b)          Except as set forth on Schedule 3.2(b), Delaware owns, directly, or indirectly, all of the capital stock of NBDC Bank and the other Delaware Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  All the equity securities of each Delaware Subsidiary held by Delaware or the Delaware Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except with respect to NBDC Bank, as provided in 12 U.S.C. §55)  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of NBDC Bank or any other Delaware Subsidiary.  Except for the Delaware Subsidiaries, Delaware does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in NBDC Bank’s investment portfolio as set forth in Schedule 3.2(b).

(c)          Since January 1, 2013, each offering or sale of shares of securities of Delaware (i) was either registered under the Securities Act of 1933, as amended (“Securities Act”), or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Act and regulations thereunder and state “blue sky” laws including disclosure and broker/dealer registration requirements and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of a registration statement, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such offering documents not misleading.

Section 3.3   Financial Statements; Filings.

(a)   Delaware has previously delivered to Norwood copies of the audited consolidated financial statements of Delaware as of and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the unaudited consolidated financial statements for the nine months ended September 30, 2015, and Delaware shall deliver to Norwood, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Delaware, the additional financial statements of Delaware as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Delaware”).

(b)   NBDC Bank has previously delivered to Norwood copies of the Consolidated Reports of Condition and Income (“Call Reports”) of NBDC Bank as of and for each of the years ended December 31, 2015, December 31, 2014 and December 31, 2013 and NBDC Bank shall deliver to Norwood, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of NBDC Bank”).

(c)   Each of the Financial Statements of Delaware and each of the Financial Regulatory Reports of NBDC Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied by Delaware during the periods involved, except as otherwise noted therein, the books and records of Delaware and NBDC Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of Delaware and each of the Financial Regulatory Reports of NBDC Bank (including the related notes, where applicable) fairly presents or will fairly present the financial position of Delaware or NBDC Bank, as applicable, as of the respective dates thereof and fairly presents or will fairly present the results of operations of Delaware or NBDC Bank, as applicable, for the respective periods therein set forth.

(d)   To the extent not prohibited by law, Delaware has heretofore delivered or made available, or caused to be delivered or made available, to Norwood all reports and filings made or required to be made by Delaware or NBDC Bank with the Regulatory Authorities, and will from time to time hereafter furnish to Norwood, upon filing or furnishing the same to the Regulatory Authorities, all such material reports and filings made after the date hereof with the Regulatory Authorities.  Each such report (including the financial statements, exhibits and schedules thereto) complied in all material respects with the applicable statutes, rules, regulations and orders enforced by the Regulatory Authority with which they were filed.

(e)   Since December 31, 2014, neither Delaware nor any of the Delaware Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Delaware except obligations and liabilities which are accrued or reserved against in the Financial Statements of Delaware or the Financial Regulatory Reports of NBDC Bank, or reflected in the notes thereto.  Since December 31, 2014, neither Delaware nor any of the Delaware Subsidiaries has incurred or paid any obligation or liability which would be material to Delaware, except as may have been incurred or paid in the ordinary course of business, consistent with past practices or as disclosed in the Financial Statements of Delaware or the Financial Regulatory Reports of NBDC Bank.

Section 3.4   Loan Portfolio; Reserves.

(a)   All evidences of indebtedness reflected as assets in the Financial Statements of Delaware were (or will be, as the case may be) as of such dates in all respects (i) were made for good, adequate, and valuable consideration in the ordinary course of business, (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (iii) to the extent carried on the books and records as secured loans, have been secured by valid liens which have been perfected, and (iv) are the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(b)   The allowances for possible loan losses shown on the Financial Statements of Delaware and the Financial Regulatory Reports of NBDC Bank were, and the allowance for possible loan losses to be shown on the Financial Statements of Delaware and the Financial Regulatory Reports of NBDC Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Delaware and other extensions of credit (including letters of credit or commitments to make loans or extend credit).  Neither Delaware nor NBDC Bank has been notified by any bank regulatory agency that its reserves are inadequate or that its practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate or inconsistent with the historical loss experience of Delaware or NBDC Bank.

(c)   No agreement pursuant to which any loans or other assets have been or shall be sold by Delaware or any of the Delaware Subsidiaries entitles the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Delaware or the Delaware Subsidiaries, to cause Delaware or any of the Delaware Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Delaware or any of the Delaware Subsidiaries. To the Knowledge of Delaware, there has been no material breach of a representation or covenant by Delaware or any of the Delaware Subsidiaries in any such agreement.

Section 3.5   Certain Loans and Related Matters.  Except as set forth in Schedule 3.5, neither Delaware nor any of the Delaware Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Delaware or any of the Delaware Subsidiaries, should have been classified (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Delaware, any Delaware Subsidiary or any five percent (5%) shareholder of Delaware, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (iv) each asset of it or any of the Delaware Subsidiaries that, as of December 31, 2015, was classified as “Other Real Estate Owned” and the book value thereof; (v) loan where the interest rate terms have been reduced, principal reduced and/or the maturity extended due to concerns about the borrower’s ability to repay; (vi) loan where a specific reserve allocation exists in connection therewith; or (vii) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Delaware or any of the Delaware Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.  Schedule 3.5 specifies the name of the borrower, the amount of principal and the unpaid interest outstanding, together with a description of any collateral, for all such loans required to be disclosed.

Section 3.6   Authority; No Violation.

(a)   Delaware and NBDC Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Delaware and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The Boards of Directors of Delaware and NBDC Bank have duly and validly approved this Agreement and the transactions contemplated hereby including the Bank Merger, have authorized the execution and delivery of this Agreement, have directed that this Agreement and the transactions contemplated hereby be submitted to Delaware’s shareholders for approval and have resolved to recommend its approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of Delaware or NBDC Bank is necessary to consummate the transactions so contemplated.  This Agreement (assuming due authorization, execution and delivery by Norwood and Wayne) constitutes the valid and binding obligation of Delaware and NBDC Bank and is enforceable against Delaware and NBDC Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)   Neither the execution and delivery of this Agreement by Delaware or NBDC Bank nor the consummation by Delaware or NBDC Bank of the transactions contemplated hereby including the Bank Merger, nor compliance by Delaware or NBDC Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Delaware or the Articles of Association or Bylaws of NBDC Bank or

any governing documents of any of the other Delaware Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Delaware or NBDC Bank or any of the other Delaware Subsidiaries or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Delaware or NBDC Bank or any of the other Delaware Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Delaware, NBDC Bank or any of the other Delaware Subsidiaries is a party, or by which it or any of their properties or assets may be bound or affected, except in the case of clauses (ii) and (iii) as would not constitute a Material Adverse Effect on Delaware.

Section 3.7   Consents and Approvals.  Except for (i) the approval of the shareholders of Delaware; (ii) the Consents of the Regulatory Authorities; and (iii) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Delaware and NBDC Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.8   Broker’s Fees.  Except for Sandler O’Neill + Partners, LP, whose engagement letter is set forth in Schedule 3.8, none of Delaware, any Delaware Subsidiary nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9   Absence of Certain Changes or Events.  Except as set forth in Schedule 3.9, since December 31, 2014, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of shares of Delaware Common Stock or (b) any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of Delaware, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on Delaware, including, without limitation, any change in the administration or in the supervisory standing of Delaware or NBDC Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.10   Legal Proceedings; Etc.

(a)   Neither Delaware nor any of the Delaware Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Delaware or any of the Delaware Subsidiaries challenging the validity of the transactions contemplated by this Agreement. There is no proceeding, claim, action or governmental investigation pending or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened against Delaware or any of the Delaware Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Delaware or any of the Delaware Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on Delaware; there is no default (or an event which, with notice or lapse of time, or both, would constitute a default) by Delaware or any of the Delaware Subsidiaries under any contract or agreement to which any of them is a party which has had, or is reasonably likely to have, a Material Adverse Effect on Delaware; and, neither Delaware nor any of the Delaware Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Delaware or any of the Delaware Subsidiaries, and neither Delaware nor any of the Delaware Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)           There are no actions, suits, claims, proceedings or investigations of any kind pending or, to Delaware’s Knowledge, threatened against any of the directors or officers of Delaware or any of the Delaware Subsidiaries in their capacities as such, and no director or officer of Delaware or any of the Delaware Subsidiaries currently is being indemnified or seeking to be indemnified by Delaware or any of the Delaware Subsidiaries pursuant to applicable law or their governing documents.

Section 3.11   Taxes and Tax Returns.

(a)   Delaware has previously delivered or made available to Norwood copies of the federal, state and local income tax returns of Delaware and the Delaware Subsidiaries for the years 2014, 2013 and 2012 and all schedules and exhibits thereto, and Delaware has not received any notice that any such returns have been examined by the Internal Revenue Service or any other taxing authority.  Delaware and the Delaware Subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by Delaware or any of the Delaware Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and is disclosed on Schedule 3.11(a) hereto and all such tax returns are true and complete in all material respects, and Delaware has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Delaware or any of the Delaware Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Delaware or any of the Delaware Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined.  The amounts set forth as liabilities for taxes on the Financial Statements of Delaware and the Financial Regulatory Reports of NBDC Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by Delaware during the periods involved.  Delaware is not responsible for the taxes of any other person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

(b)   No federal, state or local administrative proceedings or court proceedings, and no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of Delaware or any of the Delaware

Subsidiaries nor has Delaware or any of the Delaware Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated.  Neither Delaware nor any of the Delaware Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Delaware, have been adequately provided for in the Financial Statements of Delaware.

(c)   Neither Delaware nor any of the Delaware Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would exceed the amounts that are eligible to be a deduction under Section 280G or 162(m) of the Code (or any corresponding provisions of state, local or foreign tax law).

(d)   There has not been an ownership change, as defined in Section 382(g) of the Code, of Delaware that occurred during or after any taxable period in which Delaware incurred an operating loss that carries over to any taxable period ending after the fiscal year of Delaware immediately preceding the date of this Agreement.

(e)   (i)  Proper and accurate amounts have been withheld by Delaware and the Delaware Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by Delaware and the Delaware Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Delaware in the Financial Statements of Delaware.

(f)        None of Delaware, NBDC Bank or any Delaware Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the Internal Revenue Service and no pending request for permission to change any accounting method has been submitted by Delaware, NBDC Bank or any Delaware Subsidiary.

(g)        Since January 1, 2012, no claim has been made by an authority in a jurisdiction where Delaware or any of the Delaware Subsidiaries do not file tax returns that Delaware or any of the Delaware Subsidiaries are or may be subject to taxation by that jurisdiction.  There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of Delaware or any of the Delaware Subsidiaries.

Section 3.12   Employee Benefit Plans.

(a)           Schedule 3.12(a) contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, long-term care, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Delaware, any Delaware Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors or other beneficiaries of Delaware and under which employees, former employees, retirees, dependents, spouses, directors, former directors or other beneficiaries of Delaware are eligible to participate (collectively, the “Delaware Benefit Plans”).  Such Delaware Benefit Plans shall also include any such plans or arrangements between Delaware or any Delaware Subsidiaries and any former employees, retirees, dependents, spouses, former directors, independent contractors or other beneficiaries of any prior entity previously acquired by Delaware or any Delaware Subsidiaries through merger or consolidation or similar transactions for which Delaware or Delaware Subsidiaries have or reasonably have an obligation, financial or otherwise, to any such individuals. Delaware has furnished or otherwise made available to Norwood true and complete copies of (i) the plan documents and summary plan descriptions for each written Delaware Benefit Plan, (ii) a summary of each unwritten Delaware Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Delaware Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified Delaware Benefit Plan that is a defined benefit plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the Delaware Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified Delaware Benefit Plan (or, for a Delaware Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Delaware Benefit Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Entity within the past five (5) years.

(b)   Schedule 3.12(b) identifies each Delaware Benefit Plan that may be subject to Section 409A of the Code (“Delaware Non-qualified Deferred Compensation Plan”), the aggregate amounts deferred, if any, and per-participant aggregate deferrals, under each such Delaware Non-qualified Deferred Compensation Plan as of the date specified therein. Each Delaware Non-qualified Deferred Compensation Plan has been documented and administered in compliance with Section 409A of the Code, including the final regulations promulgated with respect thereto, such that no taxes or penalties under Section 409A of the Code may be imposed on participants in such plans.

(c)           All Delaware Benefit Plans are in material compliance with their respective terms (and have been established, operated and administered in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Each Delaware Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Delaware is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Delaware or the Delaware Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Delaware Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Delaware Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

(d)           Except as set forth on Schedule 3.12(d), no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Delaware, any Delaware Subsidiary or any of its ERISA Affiliates for the benefit of the employees or former employees of Delaware or any of the Delaware Subsidiaries. Schedule 3.12(d) sets forth an estimate of any financial reporting expense that would be incurred by such plan upon the termination of any such defined benefit plan set forth therein assuming a termination date of December 31, 2015.

(e)           Within the last six (6) years, none of Delaware, any Delaware Subsidiary nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Delaware Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Delaware nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.”  With respect to each Delaware Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Delaware, any Delaware Subsidiary,  or any of its ERISA Affiliates, (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event has occurred within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Delaware or any Delaware Subsidiary, (v) the PBGC has not instituted proceedings to terminate any such plan, and (vi)  no other event or condition exists that could reasonably be expected to result in the imposition of any liability on Delaware or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on Norwood or Wayne.

(f)           Delaware has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Delaware Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  Records with respect to Delaware Benefit Plans have been maintained in compliance with Section 107 of ERISA. Neither Delaware nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Delaware Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(g)           Delaware has not, with respect to any Delaware Benefit Plan, nor, to Knowledge of Delaware, has any administrator of any Delaware Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Delaware, any ERISA Affiliate of Delaware, or any Delaware Benefit Plan to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under

ERISA.  All contributions required to be made to any Delaware Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Delaware Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Delaware and any Delaware Subsidiary.

(h)           Except as set forth on Schedule 3.12(h), Delaware has no liability or obligation for post-termination of service or post-retirement health, medical, long-term care, life insurance or other benefits or perquisites under any Delaware Benefit Plan other than any benefits required under COBRA or similar state laws.

(i)           Except as set forth on Schedule 3.12(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or termination pay) becoming due to any director, employee or other service provider of Delaware or any Delaware Subsidiary from or under any Delaware Benefit Plan, (B) increase any benefits otherwise payable under any Delaware Benefit Plan (C) result in any acceleration of the time of payment or vesting of any such benefit, or trigger any payment or funding obligation through a grantor trust or otherwise of such compensation or benefits, or (D) result in any breach or violation of, or a default under, any Delaware Benefit Plan.  Except as set forth (with detailed calculations) on Schedule 3.12(i),  no payment which is or may be made by, from or with respect to any Delaware Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Delaware or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).  No Delaware Benefit Plan provides for the indemnification, gross-up or reimbursement of any taxes which may be incurred by a participant under any such plan with respect to Sections 409A or 4999 of the Code, or otherwise as a result of the transactions contemplated hereby.

(j)           Except as set forth on Schedule 3.12(j), the actuarial present values of all  benefits obligations with respect to the Delaware Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, director plans, supplemental retirement, or employment agreement) of employees,  former employees, directors and former directors and their respective beneficiaries of Delaware (including any predecessor entities), other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements of Delaware to the extent required by and in accordance with GAAP.  Additionally, Schedule 3.12(j) sets forth the actuarial present values of all projected benefits obligations with respect to the Delaware Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, director plans, supplemental retirement, or employment agreement) of employees, and former employees, directors and former directors and their respective beneficiaries of Delaware (including any predecessor entities), including any such obligations that will become vested or will accelerate as a result of the Merger or the termination of service of such individuals upon the Effective Time of the Merger assuming that such Effective Time is as of the date stated.

(k)   There is not, and has not been, any trust or fund maintained by or contributed to by Delaware or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

(l)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations or other actions that have been asserted or instituted, and, to the Knowledge of Delaware or any Delaware Subsidiary, no set of circumstances exists that may reasonably be likely to give rise to any such claim or lawsuit, against the Delaware Benefit Plans, any fiduciaries thereof with respect to their duties to the Delaware Benefit Plans or the assets of any of the trusts under any of the Delaware Benefit Plans, that could in any case reasonably be likely to result in any liability of Delaware or any Delaware Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Delaware Benefit Plan, or any other party.

(m)   None of Delaware, any Delaware Subsidiary, any Employee Benefit Plan or any employee, administrator or agent thereof, is or has been in material violation of any applicable transaction code set rules under HIPAA §§ 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164.  No penalties have been imposed on Delaware, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA § 1176 or § 1177.  For purposes of this Agreement, “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(n)   Delaware and the Delaware Subsidiaries have obtained the written consent of each director and employee on whose behalf bank owned life insurance (“BOLI”) has been purchased.  Delaware and the Delaware Subsidiaries have taken all actions necessary to comply with applicable law in connection with all purchases of BOLI.  Schedule 3.12(n) sets forth all BOLI owned by Delaware or any Delaware Subsidiary, a breakdown of the cash surrender values on each policy, the beneficiaries of such policy and a list of the lives insured thereunder.

Section 3.13   Title and Related Matters.

(a)   Delaware and the Delaware Subsidiaries have good and marketable title, and as to owned real property, have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of Delaware or the Financial Regulatory Reports of NBDC Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2014), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Delaware and the Financial Regulatory Reports of NBDC Bank or incurred in the ordinary course of business after December 31, 2014, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the financial condition, results of operations, business or prospects of Delaware.

(b)   All agreements pursuant to which Delaware or any of the Delaware Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on Delaware.  Delaware or one of the Delaware Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and, except as set forth on Schedule 3.13(b), Norwood shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c)   Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by Delaware and the Delaware Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Delaware or the Delaware Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14   Real Estate.

(a)   Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by Delaware or any of the Delaware Subsidiaries or in which Delaware or any of the Delaware Subsidiaries has any ownership or leasehold interest.

(b)   Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Delaware or any of the Delaware Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of Delaware or any of the Delaware Subsidiaries.

(c)   None of Delaware or any of the Delaware Subsidiaries has violated in any material respect, or is currently in violation in any material respect of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.  As to each parcel of real property owned or used by Delaware or any of the Delaware Subsidiaries, neither Delaware nor the respective Delaware Subsidiary has received notice of any pending or, to the Knowledge of Delaware or the Delaware Subsidiary, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15   Environmental Matters.

(a)   Each of Delaware, the Delaware Subsidiaries, all property owned or used by Delaware or the Delaware Subsidiaries, the Participation Facilities (as defined in Section 11.1 of this Agreement), and, to the Knowledge of Delaware or any of the Delaware Subsidiaries, the Loan Properties (as defined in Section 11.1 of this Agreement) are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable Environmental Laws.

(b)   There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened before any court, governmental agency, board or other forum in which Delaware, any of the Delaware Subsidiaries or any Participation Facility has been or, with respect to threatened action, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by Delaware, the Delaware Subsidiaries or any Participation Facility.

(c)   There is no litigation pending or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Delaware or any of the Delaware Subsidiaries in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property or (iii) with respect to any property at or to which hazardous materials were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated or processed by Delaware or any Delaware Subsidiary, or any Participation Facility or from which Hazardous Materials have been transported, treated, stored, handled, transferred disposed, recycled or received.

(d)   To the Knowledge of Delaware or any of the Delaware Subsidiaries, there is no reasonable basis for any action of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

(e)   During the period of (i) ownership or operation by Delaware or any of the Delaware Subsidiaries of any of its current properties, or (ii) participation by Delaware or any of the Delaware Subsidiaries in the management of any Participation Facility, and to the Knowledge of Delaware and any of the Delaware Subsidiaries, during the period of holding by Delaware or any of the Delaware Subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties.

(f)   Prior to the period of (i) ownership or operation by Delaware or any of the Delaware Subsidiaries of any of its current properties, (ii) participation by Delaware or any of the Delaware Subsidiaries in the management of any Participation Facility, or (iii) holding by Delaware or any of the Delaware Subsidiaries of a security interest in any Loan Property, to the Knowledge of Delaware or any of the Delaware Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property.

(g)   There are no underground storage tanks on, in or under any properties owned or operated by Delaware or any of the Delaware Subsidiaries or any Participation Facility

and, to the Knowledge of Delaware, no underground storage tanks have been closed or removed from any properties owned or operated by Delaware or any of the Delaware Subsidiaries or any Participation Facility except in compliance with Environmental Law.

(h)   Except as disclosed on Schedule 3.15(h), neither Delaware nor any Delaware Subsidiary has conducted or received from other parties any environmental studies during the past ten years (other than Phase I or Phase II studies which did not indicate any contamination of the environment by Hazardous Material above reportable levels) with respect to any property owned, lease or operated by Delaware or any Delaware Subsidiary, any Participation Facility or any Loan Property.

Section 3.16   Commitments and Contracts.

(a)   Except as set forth in Schedule 3.16(a), neither Delaware nor any of the Delaware Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i)   any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Delaware or any of the Delaware Subsidiaries);

(ii)   any labor contract or agreement with any labor union;

(iii)   any contract covenants which limit the ability of Delaware or any of the Delaware Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Delaware or any of the Delaware Subsidiaries may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

(iv)   any agreement which by its terms limits the payment of dividends by Delaware or any of the Delaware Subsidiaries;

(v)   any lease or other agreements or contracts with annual payments aggregating $50,000 or more;

(vi)   any instrument evidencing or related to borrowed money (other than as lender, deposits, FHLB of New York advances or securities sold under agreement to repurchase) or that contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due);

(vii)   any contract not terminable without cause within 60 days’ notice or less without penalty or that obligates Delaware for the payment of $50,000 annually over its remaining term;

(viii)   any other contract, agreement, commitment or understanding (whether or not oral) that is material to the financial condition, results of operations or business of Delaware or any of the Delaware Subsidiaries, taken as a whole; and

(ix)           any other contract or agreement which would be required to be disclosed in reports filed (or that would be filed if Delaware were subject to such requirements) by Delaware with the Securities and Exchange Commission (“SEC”), the Office of the Comptroller of the Currency (“OCC”) or the Federal Deposit Insurance Corporation (“FDIC”) or the Board of Governors of the Federal Reserve System (“FRB”).

Collectively, those contracts or agreements listed on Schedule 3.16(a) are referred to herein as the “Contracts”.  True and correct copies of Contracts have been provided to Norwood on or before the date hereof, as listed in the respective disclosure schedules and are in full force and effect on the date hereof.

(b)   Except as set forth on Schedule 3.16(b), there is not, under any Contract to which Delaware or any of the Delaware Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c)   Except as set forth on Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the Contracts or modify or accelerate any of the terms of such Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(d)   Schedule 3.16(d) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically data processing agreements) listed on Schedule 3.16(a) to which Delaware or any of the Delaware Subsidiaries is a party.

(e)   To the Knowledge of Delaware, there are no voting agreements or voting trusts among shareholders of Delaware relating to their ownership of Delaware Common Stock.

Section 3.17   Regulatory Matters.  Neither Delaware nor any of the Delaware Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, without limitation, matters relating to the Bank Secrecy Act and Community Reinvestment Act and protests thereunder.  NBDC Bank was rated at least “Satisfactory” following its most recent Community Reinvestment Act examination.  NBDC Bank has not received any notice of and has no Knowledge of any planned or threatened objection by any community group to the Merger or the Bank Merger.

Section 3.18   Registration/Repurchase Obligations.  Delaware is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws or to redeem, repurchase or otherwise acquire any shares of Delaware Common Stock.

Section 3.19   Antitakeover Provisions.  Neither Delaware nor NBDC Bank is required to take any action to exempt Delaware, NBDC Bank, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.  The vote required to approve this Agreement is the affirmative vote of two-thirds of the votes eligible to be cast by holders of the issued and outstanding shares of Delaware Common Stock.

Section 3.20   Insurance.  Delaware and the Delaware Subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured.  The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Delaware and the Delaware Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which Delaware or any of the Delaware Subsidiaries is named an insured are sufficient for their purpose.  Such policies of insurance are listed and described in Schedule 3.20.

Section 3.21   Labor.

(a)   No work stoppage involving Delaware or any of the Delaware Subsidiaries is pending as of the date hereof or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened.  Neither Delaware nor any of the Delaware Subsidiaries is involved in, or, to the Knowledge of Delaware or any of the Delaware Subsidiaries, threatened with or affected by, any proceeding asserting that Delaware or any of the Delaware Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on Delaware.  No union represents or, to the Knowledge of Delaware or the Delaware Subsidiaries, claims to represent any employees of Delaware or any of the Delaware Subsidiaries, and, to the Knowledge of Delaware and the Delaware Subsidiaries, no labor union is attempting to organize employees of Delaware or any of the Delaware Subsidiaries.

(b)   Delaware has made available to Norwood a true and complete list of all employees of Delaware and the Delaware Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire.  Except as set forth on Schedule 3.16(a) hereto, no employee of Delaware or any of the Delaware Subsidiaries has any contractual right to continued employment by Delaware or any of the Delaware Subsidiaries.

(c)   Delaware and the Delaware Subsidiaries are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d)   During the last three years, there has not been, there is not presently pending or existing and, to the Knowledge of Delaware or any of the Delaware Subsidiaries,  there is not threatened any proceeding against or affecting Delaware or any of the Delaware Subsidiaries relating to the alleged violation of any Federal or State law or regulation pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity

Commission or any comparable Federal or State governmental body or regulatory agency, organizational activity, or other labor or employment dispute against or affecting Delaware or any of the Delaware Subsidiaries.

Section 3.22   Compliance with Laws.  Delaware and the Delaware Subsidiaries have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and are in material compliance with such laws, regulations and orders.  Except as disclosed in Schedule 3.22, none of Delaware or any of the Delaware Subsidiaries:

(a)   Is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b)   Has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces  (ii) threatening to revoke any permit or license, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to national banks or their holding companies) nor to Delaware or any Delaware Subsidiary’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority that could reasonably be expected to lead to any such restriction;

(c)   Is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Delaware pursuant to 12 C.F.R. Part 364, Appendix B.  Furthermore, the Board of Directors of Delaware has adopted and Delaware has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)           Has any (i) “covered transactions” between NBDC Bank and an “affiliate” within the meaning of Section 23A of the Federal Reserve Act and the regulations thereunder or

(ii) transactions between NBDC Bank and an affiliate covered under Section 23B of the Federal  Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 3.23   Transactions with Management.  Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Delaware or any Delaware Subsidiary at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under employee benefit plans of Delaware or any of the Delaware Subsidiaries set forth in Schedule 3.12(a), and (d) any loans or deposit agreements entered into in the ordinary course with customers of Delaware or NBDC Bank, and, except as set forth in Schedule 3.23, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $10,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $10,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.24   Derivative Contracts.  None of Delaware or any of the Delaware Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Delaware which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 3.24.  All expenses related to such Derivative Contracts will have been properly accrued for prior to Closing and the estimated costs of terminating such Derivative Contracts is disclosed in Schedule 3.24.  All Derivative Contracts whether entered into for its own account, or for the account of one or more of the Delaware Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of the Delaware Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect.  Neither Delaware, the Delaware Subsidiaries, nor to their Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.  The financial position of Delaware and the Delaware Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in the books and records of Delaware and such Delaware Subsidiary in accordance with GAAP consistently applied.

Section 3.25   Deposits.   The deposits of NBDC Bank are insured up to applicable limits by the FDIC.  Except as set forth in Schedule 3.25, none of the deposits of NBDC Bank have been obtained through a “Deposit Broker” as such term is defined in Section 29(g)(1) of the FDIC Act or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any Affiliate of Delaware or any Delaware Subsidiary.

Section 3.26   Controls and Procedures.

(a)           Delaware has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to allow Delaware’s management to make timely decisions regarding required disclosures.

(b)           Delaware has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by Delaware, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by Delaware and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)           No personal loan or other extension of credit by Delaware or any Delaware Subsidiary to any of its or their executive officers or directors has been made or modified except in compliance with Regulation O, 12 C.F.R. Part 215.

(d)           Neither Delaware nor any of the Delaware Subsidiaries nor, to the Knowledge of Delaware, any director, officer, employee, auditor, accountant or representative of Delaware or any of the Delaware Subsidiaries has received any written complaint, allegation, assertion, or claim that Delaware or any Delaware Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(e)           No attorney representing Delaware or any Delaware Subsidiary, whether or not employed by Delaware or any Delaware Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Delaware, any of the Delaware Subsidiaries or any of their respective officers, directors, employees or agents to any officer of Delaware, the Board of Directors of Delaware or any member or committee thereof.

Section 3.27   Data Security.

(a)           Delaware and the Delaware Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) Delaware’s and the Delaware Subsidiaries’ information technology systems, Software owned or purported to be owned by Delaware and the Delaware Subsidiaries (“Delaware-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority) (the “Delaware Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and Delaware and the Delaware Subsidiaries are in compliance in all material respects with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority, and all industry standards applicable to the Delaware Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2013, have not been any, pending or, to the Knowledge of Delaware or the Delaware Subsidiaries, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of Delaware’s and the Delaware Subsidiaries’ information technology systems, including the Delaware-Owned Software; or (ii) Delaware Data or any other such information collected, maintained or stored by or on behalf of Delaware and the Delaware Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

(b)           Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Delaware and NBDC Bank, to the Knowledge of Delaware and the Delaware Subsidiaries, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Delaware and the Delaware Subsidiaries.

Section 3.28   Delaware Information.  None of the information relating to Delaware and the Delaware Subsidiaries to be provided by Delaware or the Delaware Subsidiaries for use in (i) the Registration Statement on Form S-4 to be filed by Norwood in connection with the issuance of shares of Norwood Common Stock pursuant to the Merger, as amended or supplemented (or on any successor or other appropriate form) (“Form S-4”), will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the proxy statement/prospectus contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of Delaware in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and thereby (“Proxy Statement/Prospectus”), as of the date such Proxy Statement/Prospectus is mailed to stockholders of Delaware and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.29   Deposit Insurance.  The deposit accounts of NBDC Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “FDIC Act”).  Delaware has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the FDIC Act.

Section 3.30   Intellectual Property.  Schedule 3.30 sets forth all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefore, (iii) trade secrets, (iv) inventions, discoveries, designs and drawings, (v) computer software (excluding any so-called “shrink-wrap” or “click-through” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers), and (vi) patents and patent applications owned or licensed by Delaware and any of the Delaware Subsidiaries (collectively, the “Intellectual Property Rights”).  Neither Delaware nor any of the Delaware Subsidiaries has granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not.  The Intellectual Property Rights will not cease to be the rights of Delaware, or its successor, or be impaired by reason of performance of this Agreement or the consummation of the transactions contemplated hereby.  No other Person (i) has notified Delaware or any of the Delaware Subsidiaries that such Person claims any ownership or right of use of the Intellectual Property Rights or, (ii) to the Knowledge of Delaware or any of the Delaware Subsidiaries, is infringing upon any Intellectual Property Rights of Delaware or any of the Delaware Subsidiaries.  To the Knowledge of Delaware and the Delaware Subsidiaries, the use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any Person.  No written notice has been received and not fully resolved and no action has been instituted or, to the Knowledge of Delaware and the Delaware Subsidiaries, threatened against Delaware or any of the Delaware Subsidiaries alleging that the use of the Intellectual Property Rights infringes upon or otherwise violates the rights of any Person.

Section 3.31   Fairness Opinion.  Prior to the execution of this Agreement, Delaware has received an opinion from Sander O’Neil & Partners to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Delaware from a financial point of view (the “Fairness Opinion”).  Such Fairness Opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32   Trust Activities.  NBDC Bank has properly administered all accounts for which it acts or has acted as a fiduciary in all material respects, including but not limited to accounts for which it serves or has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither NBDC Bank nor any of its respective directors, officers or employees committed any breach of trust with respect to any such fiduciary account.  Prior to the Effective Time of the Merger, Delaware shall purchase “tail” coverage sufficient to provide for any prior trust activities including prior trust relationships that have been transferred prior to the Merger.

Section 3.33   Indemnification.  Except as set forth in Schedule 3.33 or the Certificate of Incorporation and Bylaws of Delaware, Delaware is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Delaware (a “Covered Person”), and, except as set forth in Schedule 3.33, to Delaware’s Knowledge, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation and Bylaws of Delaware, or under the governing documents of any of the Delaware Subsidiaries, applicable law, regulation or any indemnification agreement.

Section 3.34   Investment Securities.  No investment security or mortgage-backed security held by Delaware or any of the Delaware Subsidiaries, were it held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned,” “special mention,” “credit risk assets,” or any comparable classifications.

Section 3.35   Reorganization Treatment.  Neither Delaware nor any of the Delaware Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.36   Untrue Statements and Omissions.  No representation or warranty contained in Article 3 of this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NORWOOD

Norwood and Wayne hereby represent and warrant to Delaware and NBDC Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1   Organization and Related Matters of Norwood.

(a)   Norwood is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Norwood has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Norwood is licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by Norwood, or the character or location of the properties and assets owned or leased by Norwood makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Norwood.  Norwood is duly registered as a bank holding company under the BHCA.  True and correct copies of the Articles of Incorporation of Norwood and the Bylaws of Norwood, each as amended to the date hereof, have been made available to Delaware and such Articles of Incorporation and Bylaws are in full force and effect.

(b)   Wayne is a commercial bank, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Wayne has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Articles of Incorporation and the Bylaws of Wayne, each as amended to the date hereof, have been delivered to Delaware and such Articles of Incorporation and Bylaws are in full force and effect.

(c)   Each direct and indirect subsidiary of Norwood (only for purposes of this Section 4.1(c) other than Wayne, but otherwise including Wayne, each a “Norwood Subsidiary” and collectively, the “Norwood Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Norwood Subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Norwood.

(d)   Norwood has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Norwood.

Section 4.2   Capitalization.

(a)   The authorized capital stock of Norwood consists of 10,000,000 shares of Norwood Common Stock, of which, as of the date hereof, 3,724,668  are issued and 22,311 shares are held in the treasury of Norwood and 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding.  All of the issued and outstanding shares of Norwood Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights.  Except as set forth in Schedule 4.2(a), there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Norwood at the date hereof.

(b)           Norwood owns, directly, or indirectly, all of the capital stock of Wayne and the other Norwood Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  All the equity securities of each Norwood Subsidiary held by Norwood or a Norwood Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of Wayne or any other Norwood Subsidiary.  Except for the Norwood Subsidiaries, Norwood does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in Wayne’s investment portfolio.

(c)           The shares of Norwood Common Stock to be issued in exchange for shares of Delaware Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(d)           Norwood has no present intention to reduce the amount of the dividend on shares of Norwood Common Stock most recently declared prior to the date of this Agreement or to reduce the frequency of the declaration and payment of such dividends to less than quarterly.

Section 4.3    Financial Statements; Filings; Reserves.

(a)           Each of the consolidated financial statements of Norwood as of and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the unaudited consolidated financial statements for the nine months ended September 30, 2015 (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Norwood”), and each of the Call Reports of Wayne as of and for each of the years ended December 31, 2015, December 31, 2014 and December 31, 2013 (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Wayne”), (including the related notes, where applicable) have been prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been consistently applied by Norwood during the periods involved, except as otherwise noted therein, and the books and records of Norwood and Wayne have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of Norwood and each of the Financial Regulatory Reports of Wayne (including the related notes, where applicable) fairly presents the financial position of Norwood or Wayne, as applicable, as of the respective dates thereof and fairly presents the results of operations of Norwood or Wayne, as applicable, for the respective periods therein set forth.

(b)           Since September 30, 2015, neither Norwood nor any Norwood Subsidiary has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Norwood except obligations and liabilities which are accrued or reserved against in the Financial Statements of Norwood or the Financial Regulatory Reports of Wayne, or reflected in the notes thereto.  Since September 30, 2015, neither Norwood nor any Norwood Subsidiary has incurred or paid any obligation or liability which would be material to Norwood, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

(c)           The allowances for possible loan losses shown on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne were, and the allowance for possible loan losses to be shown on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Wayne and other extensions of credit (including letters of credit or commitments to make loans or extend credit). Neither Norwood nor Wayne has been notified by any Regulatory Authority that its reserves are inadequate or that its practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate.

(d)           Since December 31, 2014, there has not been any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of Norwood, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood, including, without limitation, any change in the administration or supervisory standing of Norwood or Wayne with any Regulatory Authority and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 4.4   Authority; No Violation.

(a)   Norwood and Wayne have full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Norwood and Wayne, and no other corporate or other proceedings on the part of Norwood and Wayne are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement is the valid and binding obligation of Norwood and Wayne enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)           Neither the execution, delivery or performance of this Agreement by Norwood or Wayne nor the consummation by Norwood or Wayne of the transactions contemplated hereby including the Bank Merger, nor compliance by Norwood or Wayne with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Norwood or the Articles of Incorporation or Bylaws of Wayne or, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein (including, without limitation the declaration of effectiveness of the Form S-4, compliance with all blue sky laws and NASDAQ notification requirements) are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwood or any Norwood Subsidiary or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Norwood or Wayne or any of their subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Norwood or any Norwood Subsidiary is a party, or by which it or any of its subsidiaries or any of their properties or assets may be bound or affected, or (iv) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwood or any Norwood Subsidiary or any of their material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.4 and (Y) with respect to clause (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Norwood.

Section 4.5   Consents and Approvals.  Except for (i) the Consents of the Regulatory Authorities and as disclosed in Schedule 4.5, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Norwood and Wayne of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.6   Norwood Information.  None of the information relating to Norwood or any Norwood Subsidiary to be provided by Norwood or any Norwood Subsidiary for use in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus as of the date such Proxy Statement/Prospectus is mailed to stockholders of Delaware and up to and including the date of the meeting of stockholders to which such Proxy

Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.7   Regulatory Matters.  Neither Norwood nor any Norwood Subsidiary has  agreed to take any action, has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including, without limitation, matters relating to the Bank Secrecy Act and the Community Reinvestment Act and protests thereunder.

Section 4.8   Deposit Insurance.  The deposit accounts of Wayne are insured by the FDIC in accordance with the provisions of the FDIC Act.  Wayne has paid all regular premiums, required prepayments and special assessments and filed all reports required under the FDIC Act.

Section 4.9   Legal Proceedings; Etc.

(a)           Neither Norwood nor any Norwood Subsidiary is a party to any, and there are no pending or, to the Knowledge of Norwood or any Norwood Subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Norwood or any Norwood Subsidiary challenging the validity of the transactions contemplated by this Agreement and there is no governmental investigation pending or, to the Knowledge of Norwood or any Norwood Subsidiary, threatened against Norwood or any Norwood Subsidiary; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Norwood or any Norwood Subsidiary which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood; there is no default by Norwood or any Norwood Subsidiary under any material contract or agreement to which any of them is a party; and, neither Norwood nor any Norwood Subsidiary is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Norwood or any Norwood Subsidiary, and neither Norwood nor any Norwood Subsidiary has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)           There are no actions, suits, claims, proceedings or investigations of any kind pending or, to the Knowledge of Norwood, threatened against any of the directors or officers of Norwood or any Norwood Subsidiary in their capacities as such, and no director or officer of Norwood or any Norwood Subsidiary currently is being indemnified or seeking to be indemnified by Norwood or any Norwood Subsidiary pursuant to applicable law or their governing documents.

Section 4.10   Taxes and Tax Returns

(a)           Norwood and the Norwood Subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by Norwood or any of the Norwood Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and all such tax returns are true and complete in all material respects, and Norwood has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Norwood or any of the Norwood Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Norwood or any of the Norwood Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined.  The amounts set forth as liabilities for taxes on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by Norwood during the periods involved.

(b)           No federal, state or local administrative proceedings or court proceedings, and no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of Norwood or any of the Norwood Subsidiaries nor has Norwood or any of the Norwood Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated.

(c)           To the Knowledge of Norwood there are no material liens for taxes (other than taxes not yet due and payable) upon any of the assets of Norwood or any of the Norwood Subsidiaries.

Section 4.11   Employee Benefit Plans.  To the Knowledge of Norwood, each of the employee benefit plans (within the meaning of Section 3(3) of ERISA) established, maintained and/or contributed by Norwood and Wayne Bank has been administered in accordance with its terms and applicable law in all material respects.

Section 4.12   Environmental Matters.  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Norwood or any of the Norwood Subsidiaries, threatened before any court, governmental agency, board or other forum in which Norwood, any of the Norwood Subsidiaries has been or, with respect to threatened action, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Materials.

Section 4.13   Data Security.

(a)           Norwood and the Norwood Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) Norwood’s and the Norwood Subsidiaries’ information technology systems, Software owned or purported to be owned by

Norwood and the Norwood Subsidiaries (“Norwood-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority) (the “Norwood Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and Norwood and the Norwood Subsidiaries are in compliance in all material respects with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority, and all industry standards applicable to the Norwood Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2013, have not been any, pending or, to the Knowledge of Norwood or the Norwood Subsidiaries, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of Norwood’s and the Norwood Subsidiaries’ information technology systems, including the Norwood-Owned Software; or (ii) Norwood Data or any other such information collected, maintained or stored by or on behalf of Norwood and the Norwood Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

(b)           Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Norwood and Wayne Bank, to the Knowledge of Norwood and Wayne Bank, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Norwood and Wayne Bank.

Section 4.14   Controls and Procedures.

(a)           Norwood has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the  Exchange Act to allow Norwood’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Norwood required under the Exchange Act.

(b)   Norwood has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by Norwood, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by Norwood and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)   No personal loan or other extension of credit by Norwood or any Norwood Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act).

(d)   Since January 1, 2014, (i) neither Norwood nor any of the Norwood Subsidiaries nor, to the Knowledge of Norwood, any director, officer, employee, auditor, accountant or representative of Norwood or any of the Norwood Subsidiaries has received any written complaint, allegation, assertion, or claim that Norwood or any Norwood Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Norwood or any Norwood Subsidiary, whether or not employed by Norwood or any Norwood Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Norwood, any of the Norwood Subsidiaries or any of their respective officers, directors, employees or agents to any officer of Norwood, the Board of Directors of Norwood or any member or committee thereof.

Section 4.15   SEC Filings.  Norwood has filed all forms, reports and documents required to be filed by Norwood with the SEC since January 1, 2013 (collectively, the “Norwood SEC Reports”).  The Norwood SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Norwood SEC Reports or necessary in order to make statements in the Norwood SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 4.16   Reorganization Treatment.  As of the date hereof, neither Norwood nor any Norwood Subsidiary has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17   Access to Funds.  On the Closing Date Norwood will have access to all funds necessary to consummate the Merger and pay the aggregate Cash Consideration.

Section 4.18   Compliance with Laws.  Norwood and the Norwood Subsidiary have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and are in material compliance with such laws, regulations and orders.  Except as set forth in Schedule 4.18, none of Norwood or any Norwood Subsidiary:

(a)           Is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Norwood) or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b)           Has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Norwood and the Norwood Subsidiaries), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on

Norwood, (iii) except as set forth on Schedule 4.18, requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to banks or their holding companies);

(c)           Is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Norwood pursuant to 12 C.F.R. Part 364, Appendix B.  Furthermore, the Board of Directors of Norwood has adopted and Norwood has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)           Has any (i) “covered transactions” between Wayne Bank and an “affiliate” within the meaning of Section 23A of the Federal Reserve Act and the regulations thereunder, or (ii) transactions between Wayne Bank and an “affiliate” covered under Section 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 4.19   Untrue Statements and Omissions.  No representation or warranty contained in Article 4 of this Agreement or in the Schedules of Norwood or Wayne contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1   Conduct of the Business of Delaware.

(a)   During the period from the date of this Agreement to the Effective Time of the Merger, Delaware shall, and shall cause the Delaware Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and other business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Delaware or Norwood to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b)   During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither Delaware nor any of the Delaware Subsidiaries shall, without the prior written consent of Norwood (which shall not be unreasonably withheld):

(i)  change, delete or add any provision of or to the Certificate of Incorporation or Bylaws or other governing documents of any such entity or appoint any new director to the board of directors of Delaware or NBDC Bank;

(ii)  change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to its capital stock, or declare, set aside or pay any dividend or other distribution with respect to its outstanding capital stock, except that subject to compliance with the applicable law and all contractual covenants, Delaware may declare a dividend as of immediately prior to the Effective Time of the Merger provided that the aggregate amount of such dividends to be paid to all shareholders does not exceed the lesser of (i) Delaware’s net income for the period from January 1, 2016 up to the month end immediately prior to the Effective Time of the Merger or (ii) $200,000.  In determining net income for purposes of this Section 5.1(b)(ii), there shall be excluded (w) the cost of amending, freezing, terminating, modifying or fully funding the defined benefit pension plan pursuant to Section 6.3(i) hereof; (x) any accruals made pursuant to Section 5.20 hereof; (y) any payment made pursuant to Section 5.20 hereof; and (z) any expenses of Delaware listed in Schedule 6.5(a) in connection with this Agreement and the transactions contemplated hereby;

(iii)  incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings from the FHLB of New York in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv)  make any capital expenditures individually in excess of $10,000 other than expenditures necessary to maintain existing assets in good repair;

(v)  sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi)  pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, severance, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan except as may be required by law or to renew any existing employee benefit plan on substantially the same terms upon its scheduled renewal date; grant any increase in compensation to its officers; or grant any general increase in compensation to its employees other than normal annual increases in an amount not to exceed 3%;

(vii)  hire or promote any employees;

(viii)  enter into, amend or extend any material certificate or agreement, lease or license relating to real property, personal property, data processing or bankcard functions that involves an aggregate of $10,000 or more;

(ix)  acquire or agree to acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, Delaware shall consult with Norwood with respect to any such foreclosures;

(x)  originate, purchase, extend or grant any loan in principal amount in excess of $100,000 if such loan is not fully secured or $400,000 if the loan is fully secured, except loans as to which it has a binding obligation to make such loans as of the date hereof, all of which are listed on Schedule 5.1(b)(x).  For avoidance of doubt, this Section 5.1(b)(x) does not restrict extensions of credit made under existing lines of credit listed on Schedule 5.1(b)(x).  For purposes of this Section 5.1(b)(x), consent shall be deemed given unless Norwood objects within five (5) business days of notification;

(xi)  merge or consolidate NBDC Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of NBDC Bank; file any applications or make any contract with respect to branching by NBDC Bank (whether de novo, purchase, sale, closure or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

(xii)  form any new subsidiary;

(xiii)  increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(xiv)  take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 or Article 8 not being satisfied;

(xv)  purchase or sell or otherwise acquire any investment securities other than those issued by the U.S. Treasury with a maximum remaining maturity of two years or less.  For purposes of this Section 5.1(b)(xv), consent shall be deemed given unless Norwood objects within two (2) business days of notification;

(xvi)  commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of their operations;

(xvii)  except as set forth in Schedule 5.1(b)(xvii), waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xviii)  enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xix)  enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xx)  except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xxi)  make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by Delaware’s independent public accountants;

(xxii)  except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Benefit Plan;

(xxiii)  purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxiv)  foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxv) make any written communications to the employees of Delaware, NBDC Bank or any Delaware Subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Norwood with a copy or description of the intended communication, which Norwood shall promptly review and comment on, and Norwood and Delaware shall cooperate in providing any such mutually agreeable communication;

(xxvi)  purchase or sell any participation interest in any loan other than in the ordinary course of business consistent with past practice;

(xxvii) terminate any individual that is a party to an employment contract or change of control agreement prior to the Effective Time of the Merger other than termination for “cause” as such term is defined in the applicable agreement; or

(xxviii)  agree to do any of the foregoing.

   Section 5.2   Conduct of the Business of Norwood.  During the period from the date of this Agreement to the Effective Time of the Merger, Norwood shall, and shall cause the Norwood Subsidiaries, not to, except as required by law or regulation, take any action which would materially adversely affect or delay the ability of Delaware or Norwood to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

Section 5.3  Current Information.

(a)   During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Delaware will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Norwood and to report the general status of the ongoing operations of Delaware.  Delaware will promptly notify Norwood of any material change in the normal course of business or the operations or the properties of Delaware, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Delaware or NBDC Bank or the threat of material litigation, claims, threats or causes of action involving Delaware, and will keep Norwood fully informed of such events.  Delaware will furnish to Norwood, promptly after the preparation and/or receipt by Delaware thereof, copies of its unaudited monthly and quarterly periodic financial statements and Call Reports for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Norwood, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Delaware and the Financial Regulatory Reports of NBDC Bank, as applicable.

(b)           On a monthly basis, NBDC Bank shall provide Norwood a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans.  On a monthly basis, NBDC Bank shall provide Norwood with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c)           To the extent permitted by law, NBDC Bank shall promptly inform Norwood upon receiving notice of each legal, administrative, arbitration or other proceeding, demand, notice, audit or investigation (by any federal, state or local commission, agency or board) relating to the alleged liability of NBDC Bank or any Delaware subsidiary under any labor or employment law.

Section 5.4    Access to Properties; Personnel and Records; Systems Integration; Insurance.

(a)   During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Delaware and

NBDC Bank shall permit Norwood or its agents reasonable access, during normal business hours, to its properties, and shall disclose and make available (together with the right to copy) to Norwood and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Delaware and the Delaware Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which Norwood may have a reasonable interest, and Delaware shall use its reasonable best efforts to provide to Norwood and its representatives access to the work papers of Delaware’s accountants.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Delaware shall provide to Norwood with as much notice as possible of all special and regular meetings of the Delaware Board of Directors and committees thereof and Delaware will invite a Norwood representative to attend all such meetings and provide Norwood with a copy of the board packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter; provided, however, that any such Norwood representative shall, at the request of the Delaware Board of Directors or any committee thereof, as the case may be, recuse himself or herself from any such meeting in the event that this Agreement or any Acquisition Transaction is the subject of discussion or if counsel to Delaware advises that such recusal is required to preserve the attorney-client privilege with respect to any specific matter.  Delaware shall provide information not less than weekly regarding the business activities and operations of Delaware and all Parties will establish procedures for coordinating and monitoring of transition activities.  No Party shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by Delaware prior to the date hereof; provided that each Party shall cooperate with the other Party in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted.  The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b)   All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the Party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the Party receiving the information shall return to the Party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the Party receiving the information was already in possession of prior to disclosure thereof by the Party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten (10) business days prior notice thereof.  Each Party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.4 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.  Without the consent of the other Party, neither Party shall use information furnished to such Party other than for the purposes of the transactions contemplated hereby.

(c)   From and after the date hereof, Delaware shall, and shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause Delaware’s data processing service providers to, cooperate and assist Norwood in connection with an electronic and systematic conversion of all applicable data regarding Delaware to Wayne’s system of electronic data processing.  In furtherance of, and not in limitation of, the foregoing, Delaware shall make reasonable arrangements during normal business hours to permit personnel and representatives of Wayne to train Delaware’s employees in Wayne’s system of electronic data processing as may be deemed necessary by Norwood. Delaware shall permit Norwood to train the Delaware employees during the one-month period before the anticipated Effective Time of the Merger with regard to Norwood’s operations, policies and procedures at Norwood’s sole cost and expense.  This training may take place at either Delaware’s branch offices or at Norwood’s corporate headquarters at such times to be determined in cooperation with Delaware and shall be conducted in a manner so as to not interfere with the business operations of Delaware.

(d)   Delaware and NBDC Bank shall use all commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their businesses.

Section 5.5    Registration Statement/Approval of Shareholders.

(a)           Norwood agrees to prepare and file, as soon as reasonably practicable, the Form S-4 with the SEC in connection with the issuance of Norwood Common Stock in the Merger including the Proxy Statement/Prospectus and other proxy solicitation materials of Delaware constituting a part thereof and all related documents. Delaware shall prepare and furnish to Norwood such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its Knowledge of and access to the information required for said documents and as Norwood may request, and Delaware, and its legal, financial and accounting advisors, shall have the right to review in advance such Form S-4 prior to its filing. Delaware agrees to cooperate with Norwood and Norwood’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Form S-4 and the Proxy Statement/Prospectus.  Each of Delaware and Norwood agrees to use its commercially reasonable efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Norwood also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Form S-4 effective under the Securities Act, Delaware shall promptly mail at its expense the Proxy Statement/Prospectus to its shareholders.

(b)           Each of Delaware and Norwood agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Form S-4 shall, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Delaware and Norwood agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement/Prospectus and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make therein not misleading.  Each of Delaware and Norwood further agree that if such party shall become aware prior to the Effective Time of the Merger of any information furnished by such party that would cause any of the statements in the Form S-4 or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of Delaware.

(c)           Norwood agrees to advise Delaware, promptly after Norwood receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Norwood Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Norwood is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Form S-4 or for additional information.

(d)           Delaware will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the Parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Delaware Shareholders’ Meeting”), at such time as may be mutually agreed to by the parties (but in no event later than 50 days after the Form S-4 has been declared effective).  Delaware may engage a proxy solicitor in connection with the Delaware Shareholders’ Meeting on terms and conditions acceptable to Norwood.  The Board of Directors of Delaware will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Delaware will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, if (x) Delaware has complied in all material respects with its obligations under Section 5.6, (y) Delaware (1) has received a bona fide written proposal for an Acquisition Transaction not solicited in violation of Section 5.6 hereof from a third party that Delaware’s Board of Directors concludes in good faith after consultation with and considering the written advice of outside legal counsel and its financial advisor constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by Norwood pursuant to clause (3) below (it being understood that Norwood has no obligation to make any adjustments), (2) has notified Norwood, at least five business days in advance, of its intention to withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of Delaware’s Board of Directors that Delaware’s stockholders vote in favor of approval of this Agreement or make any statement in connection with the Delaware

Shareholders’ Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), specifying the material terms and conditions of any such Superior Proposal and furnishing to Norwood a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal and (3) during the period of not less than five business days following Delaware’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with Norwood in good faith (to the extent that Norwood desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such proposal for an Acquisition Transaction ceases to constitute a Superior Proposal and (z) Delaware’s Board of Directors, after consultation with and based on the advice of outside legal counsel and its financial advisor, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting this Agreement to stockholders at the Delaware Shareholders’ Meeting it may submit this Agreement without recommendation, or following submission of this Agreement to stockholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.  Notwithstanding the foregoing, nothing shall limit Norwood’s ability to terminate this Agreement pursuant to Section 10.1(g) hereto or eliminate the right to the payment specified in Section 10.2(b) hereto.

(e)           Delaware shall adjourn or postpone the Delaware Shareholders’ Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Delaware Common Stock represented, either in person or by proxy, to constitute a quorum to conduct the business of such meeting or if Delaware has not received sufficient votes to approve this Agreement.

Section 5.6    No Other Bids.  Except with respect to this Agreement and the transactions contemplated hereby, Delaware shall not, and shall not permit or authorize any Delaware Subsidiary or any Affiliate thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by Delaware to directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Transaction” (as defined below) by any other party, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Transaction, or (iii) furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Transaction, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing.  Delaware shall promptly notify Norwood orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Transaction.  Delaware shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.  Notwithstanding the foregoing provisions of this Section 5.6, in the event that, prior to obtaining shareholder approval of the Merger, Delaware receives an unsolicited bona fide written proposal for an Acquisition Transaction not solicited in violation of this Agreement, and the Delaware Board concludes in good faith (after consultation with and considering the written advice of its outside counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Transaction and (ii) such Acquisition Transaction constitutes a “Superior Proposal” (as defined below), Delaware may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Delaware shall have entered into a confidentiality agreement with such third party on terms no less restrictive to Delaware than the confidentiality agreement with Norwood, and provided further that Delaware also shall provide to Norwood a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.6 to the extent not previously provided or made available to Norwood.  Delaware shall promptly advise Norwood orally and in writing of any Acquisition Transaction, the material terms and conditions of any such Acquisition Transaction (including any changes thereto) and the identity of the person making any such Acquisition Transaction. Delaware shall (i) keep Norwood fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Transaction, (ii) provide to Norwood as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Delaware or any Delaware Subsidiary from any person that describes any of the terms or conditions of any Acquisition Transaction (including any draft acquisition agreement) and (iii) keep Norwood fully informed in all material respects of the status and details of any determination by Delaware’s Board of Directors with respect to any such Acquisition Transaction.

The term “Acquisition Transaction” shall, with respect to Delaware, mean any proposal for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with Delaware or any Delaware Subsidiary, (b) a purchase, lease or other acquisition of all or substantially all the assets of Delaware or any Delaware Subsidiary, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of Delaware, or (d) a tender or exchange offer to acquire securities representing 25% or more of the voting power of Delaware. “Superior Proposal” means an Acquisition Transaction which the Board of Directors of Delaware reasonably determines (after consultation with its financial advisor or another financial advisor of nationally recognized reputation) and legal counsel to be (i) more favorable to the shareholders of Delaware from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Norwood in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.7    Maintenance of Properties; Certain Remediation and Capital Improvements.  Delaware and each Delaware Subsidiary will use commercially reasonable efforts to maintain its respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.8    Environmental Audits.  Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, Delaware will, at Norwood’s expense, with respect to each parcel of real property that Delaware or any Delaware Subsidiary owns, procure and deliver to Norwood, an environmental audit, which audit shall be conducted by a firm reasonably acceptable to Norwood.

Section 5.9    Title Insurance.  Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, Delaware will, at Norwood’s expense, with respect to each parcel of real property that Delaware or any Delaware Subsidiary owns, procure and deliver to Norwood, at least forty (40) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance insurable at regular rates by a title insurance company licensed to do business in the State of New York and by such insurance company reasonably acceptable to Norwood, which policy shall be free of all title defects that may materially interfere with the use of the property as a banking office.

Section 5.10   Surveys.  Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, Delaware, at Norwood’s expense, will procure and deliver to Norwood at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Norwood, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”).  The Survey shall not disclose any survey defect or encroachment from or onto such real property that will materially limit or impede the continued operation of the facility for its intended use.

Section 5.11   Consents to Assign and Use Leased Premises.  With respect to the leases disclosed in Schedule 3.14(b), Delaware will use its best efforts to obtain all Consents necessary to transfer and assign all right, title and interest of Delaware and the Delaware Subsidiaries to Wayne and to permit the use and operation of the leased premises by Wayne as of the Closing. Delaware shall use reasonable efforts to procure estoppel certificates from each such lessor.

Section 5.12   Compliance Matters.  Prior to the Effective Time of the Merger, Delaware shall take, or cause to be taken, all steps reasonably requested by Norwood to address any deficiencies in regulatory compliance by Delaware or the Delaware Subsidiaries; provided, however, neither Norwood nor Wayne shall be responsible for discovering, nor shall Norwood have any liability resulting from, such deficiencies or attempts to address them.

Section 5.13   Support Agreements.  Delaware shall deliver to Norwood as of the date of this Agreement, a Support Agreement in form and substance as set forth at Exhibit A, executed by each director and executive officer of Delaware and NBDC Bank.

Section 5.14   Disclosure Controls.

(a)           Between the date of this Agreement and the Effective Time of the Merger, (i) Delaware shall maintain disclosure controls and procedures that are effective to ensure that material information relating to Delaware and the Delaware Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of Delaware to permit Delaware to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to Delaware’s auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect Delaware’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in Delaware’s internal controls; and (iii) Delaware shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)           Between the date of this Agreement and the Effective Time of the Merger, Delaware shall, upon reasonable notice during normal business hours, permit Norwood (a) to meet with the officers of Delaware and any Delaware Subsidiary responsible for the financial statements of Delaware and each Delaware Subsidiary and the internal control over financial reporting of Delaware and each Delaware Subsidiary to discuss such matters as Norwood may deem reasonably necessary or appropriate concerning Norwood’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of Delaware and any Delaware Subsidiary to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to Delaware and each Delaware Subsidiary’s operations with the controls and procedures and internal control over financial reporting of Norwood for purposes of assisting Norwood in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time of the Merger.  Delaware shall, and shall cause its and each Delaware Subsidiary’s respective employees and accountants to, fully cooperate with Norwood in the preparation, documentation, review, testing and all other actions Norwood deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

Section 5.15   Bank Plan of Merger. Prior to the Effective Time, Wayne and NBDC Bank shall have executed and delivered the Bank Plan of Merger substantially in the form annexed hereto as Exhibit B.

Section 5.16   All Reasonable Efforts. Subject to the terms and conditions herein provided, Delaware agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.17   Failure to Fulfill Conditions. In the event that Delaware determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Norwood.

Section 5.18   Shareholder Litigation. Delaware shall give Norwood prompt notice of any shareholder litigation against Delaware and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Norwood the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Norwood’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.19   Charter Provisions.  Delaware shall take all actions necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the imposition of greater than normal vote requirement or compliance with any other anti-takeover provision.

Section 5.20   Accrual of Expenses and Termination of Swap.  As of immediately prior to the Effective Time of the Merger, Delaware and the Delaware Subsidiaries shall obtain any required consents for and accrue all costs associated with (i) the redemption of the outstanding trust preferred securities issued by Delaware Capital Trust I at or following the Effective Time, (ii) the repayment of the outstanding term loan from Community Bank N.A. at or following the Effective Time, and (iii) the termination of the interest rate swap entered into in connection with the trust preferred securities issued by Delaware Capital Trust I at or following the Effective Time, provided that Delaware will not be required to take any action that would cause it to violate any covenant under its loan agreement with Community Bank, N.A. or applicable banking laws or regulations or written policies of federal banking regulators having jurisdiction over Delaware or NBDC Bank thereunder.  Such costs to include any outstanding interest payments due prior to the Effective Time and any related prepayment penalties and unamortized issuance costs.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1   Best Efforts; Cooperation.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2   Regulatory Matters.

(a)   As promptly as practicable following the execution and delivery of this Agreement, Norwood and Delaware shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger.  Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require.  The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Delaware.  Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b)   Each Party hereto will furnish the other Party with all information concerning itself, the Delaware Subsidiaries, directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement.  The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3   Employment and Employee Benefits Matters.

(a)   The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Norwood or any of its affiliates and any officer or employee of Delaware or an obligation on the part of Norwood or any of its affiliates to employ any such officers or employees.

(b)   (i) Norwood will honor the employment agreements, severance agreements and other contracts entered into between Delaware and the Delaware Subsidiaries and its officers, employees and directors as set forth at Schedule 6.3(b)(i), and shall receive a release to be executed by such individuals in a form reasonably acceptable to Norwood; and provided that if any of the insurance benefits to be continued cannot be continued in-kind, Norwood shall make a cash payment in lieu of such insurance benefits based on the amount of insurance premiums being paid as the date of termination of employment. Such Schedule 6.3(b) includes a calculation of the severance payment amount and supporting data as detailed in such Schedule calculated as of the date of this Agreement and to be updated in advance of the Effective Time of the Merger.  To the extent required, all such contracts have been amended prior to the date hereof to provide that no payment due thereunder will exceed the limitations set forth in Section 280G of the Code. (ii)  Norwood shall establish a retention bonus plan at the Effective Time of the Merger in the form set forth in Schedule 6.3(b)(ii) for the employees listed in Schedule 6.3(b)(ii) pursuant to which such identified Delaware employees will be entitled to a retention bonus if they remain employed with Wayne for at least twelve (12)months following the Merger.  In addition, Norwood shall establish a retention bonus pool at the Effective Time of the Merger for employees not listed in Schedule 6.3(b)(ii) of up to $50,000 to be administered by the Chief Executive Officer of Norwood, in consultation with the designated representative of Delaware.

(c)   Delaware and NBDC Bank shall take all necessary action to cause NBDC Bank’s 401(k) Plan (the “NBDC Bank 401(k) Plan”) to be terminated effective no later than the business day immediately prior to the Effective Time (“Termination Date”). The accounts of all participants and beneficiaries in the NBDC Bank 401(k) Plan shall become fully vested as of the Termination Date. As soon as practicable after the Termination Date, the account balances in the NBDC Bank 401(k) Plan shall be distributed as each participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in the Wayne Bank 401(k) Plan and who remains employed by Norwood or Wayne at the time his or her account balance in the NBDC Bank 401(k) Plan is distributed may elect to have such account balance rolled over into the Wayne Bank 401(k) Plan.  Delaware and NBDC Bank shall, or shall direct the fiduciaries of the NBDC Bank 401(k) Plan to (to the extent permitted by law), provide Norwood and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the NBDC Bank 401(k) Plan at least five business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Norwood’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, NBDC Bank shall provide Norwood with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)   After the Merger, Norwood shall continue, except to the extent not consistent with law, Delaware’s health and welfare benefit plans, programs, insurance and other policies until such time as Norwood elects to take alternative action.  Delaware will assist Norwood before the Effective Time in reviewing such benefit plans and programs and will take such actions that may be requested by Norwood with respect to such plans to take effect not sooner than the Effective Time, unless otherwise consented to by Delaware.  In the event Norwood elects to terminate any of Delaware’s health and welfare benefit plans, programs, insurance and other policies, Delaware and NBDC Bank employees that continue as employees of Delaware, Norwood or Wayne after the Effective Time (“Continuing Employees”) will become eligible to participate in the medical, dental, health and disability plans maintained by Norwood or Wayne.  Norwood or Wayne, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such Delaware plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable Delaware medical, health, dental or disability plans and such coverage for such condition or event is also available under the applicable Norwood or Wayne plan, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous Delaware Employee Benefit Plan prior to the enrollment date.

(e)   Until the Effective Time, Delaware shall be responsible for providing continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each Delaware or NBDC Bank qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time with the monthly expense for such continuation of benefits being paid by such qualifying beneficiary.  Norwood shall be responsible for (i) providing for continued health coverage under COBRA with respect to each Delaware or NBDC Bank qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) providing continued health coverage under COBRA from and after the Effective Time for each Delaware or NBDC Bank qualified beneficiary who incurs a qualifying event before the Effective Time; provided, in each case, that the monthly expenses for such benefits continuation shall be paid by the qualifying beneficiary.

(f)   Employees of Delaware and of NBDC Bank (other than those who are parties to an employment agreement, change of control or other type of agreement with Delaware or NBDC Bank which provides for any form of severance or termination pay) as of the date of this Agreement who remain employed by Delaware or NBDC Bank as of the Effective Time and whose employment is terminated by Delaware, Norwood or Wayne (absent termination for cause as determined by the employer) within one year after the Effective Time shall receive severance pay equal to two weeks of such employee’s base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Delaware or any of the Delaware Subsidiaries and ending with such employee’s termination date with Delaware, Norwood or Wayne, with a minimum severance payment to an individual equal to four weeks of base pay and a maximum payment equal to 26 weeks of base pay, and, provided further, that such terminated employees shall enter into a release of claims against Delaware, NBDC Bank, Norwood and Wayne acceptable in form and substance to Norwood and Wayne.  Such severance pay will be made at regular payroll intervals.  Such severance payments will be in lieu of any severance pay plans that may be in effect at Delaware or NBDC Bank prior to the Effective Time, which plans shall be terminated by Delaware and NBDC Bank not later than the business day immediately prior to the Effective Time.  If termination of any such employee’s employment occurs after the first anniversary of the Effective Time, then such employee shall be entitled to receive the severance pay under any severance pay plans, if any,  that may be in effect at such time at Norwood or Wayne, provided, that any such employee shall receive credit under any such plan for such employee’s service prior to the Effective Time to Delaware or any of the Delaware Subsidiaries.

(g)           Prior to the Effective Time, Norwood shall take all reasonable action so that employees of NBDC Bank who become employees of Wayne (“Continuing Employees”) shall be eligible to participate, effective as soon as each Wayne employee benefit plan permits (but not sooner than is administratively practicable following the Effective Time), in each of Norwood or Wayne’s employee benefit plans in which similarly situated employees of Norwood or Wayne participate; provided, however, that, in the case of all benefits to be provided to the Continuing Employees, until the first anniversary of the Effective Time, Norwood or Wayne may instead provide such employees with participation in the employee benefit plans of NBDC Bank which they participated immediately prior to the Effective Time, (it being understood that inclusion of Continuing Employees in Wayne’s employee benefit plans may occur at different times with respect to different plans

(h)           With respect to each Norwood or Wayne employee benefit plan for which length of service is taken into account for any purpose, service with Delaware or NBDC Bank (or predecessor employers to the extent Delaware or NBDC Bank previously has provided past service credit) shall be treated as service with Norwood and its Subsidiaries for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such prior service credit also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Norwood or Wayne employee benefit plan.

(i)           To the extent requested by Norwood prior to the Closing Date, Delaware and NBDC Bank shall cooperate in good faith with Norwood to amend, freeze, terminate,  modify or fully fund any Delaware Benefit Plan not covered by the subsections of this Section 6.03 in accordance with the terms of such plan or agreement and applicable law, to be effective as of the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Closing Date. Delaware and NBDC Bank shall provide Norwood with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.03(i), as applicable, and give Norwood a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by Delaware and NBDC Bank), and prior to the Closing Date, Delaware and NBDC Bank shall provide Norwood with the final documentation evidencing that the actions contemplated herein have been effectuated.

Section 6.4   Indemnification.

(a)   For a period of six (6) years after the Effective Time of the Merger, Norwood shall indemnify, defend and hold harmless each person entitled to indemnification from Delaware (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the fullest extent which Delaware would have been permitted under any applicable law and its Certificate of Incorporation and Bylaws (and Norwood shall also advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred).

(b)   After the Effective Time of the Merger, directors, officers and employees of Delaware, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only.  These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Norwood and the Norwood Subsidiaries would be entitled under the Articles of Incorporation and Bylaws of Norwood or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Norwood may then make available to officers, directors and employees of Norwood and the Norwood Subsidiaries.

(c)   Norwood shall use its best efforts (and Delaware shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of six (6) years after the Effective Time of the Merger Delaware’s existing directors’ and officers’ liability insurance policy (provided that Norwood may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Delaware (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that Norwood shall not be obligated to make an aggregate premium payment for such six (6) year period in respect of such policy (or coverage replacing such policy) which exceeds $60,000.  If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwood shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount.

Section 6.5   Transaction Expenses of Delaware.

(a)   Schedule 6.5(a) contains Delaware’s estimated budget of transaction-related expenses reasonably anticipated to be payable by Delaware in connection with this Agreement and the transactions contemplated hereunder, including but not limited to any payments to be made in accordance with any employment agreements between any officer and Delaware to be made before or after the Effective Time of the Merger, payments to be made upon the termination of any contracts and the fees and expenses of counsel, accountants, investment bankers and other professionals.  Delaware shall use its best efforts to maintain expenses within the budget.

(b)   Promptly after the execution of this Agreement, Delaware shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days.  Delaware shall review these invoices and track such expenses against the budget referenced above, and Delaware shall advise Norwood of such matters.

(c)   Delaware shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month.  Delaware shall advise Norwood monthly of such invoices for professional services, disbursements and reimbursable expenses which Delaware has incurred in connection with this Agreement, and Delaware shall track such expenses against the budget referenced above.

(d)   Not later than two business days prior to the Closing Date, Delaware shall provide Norwood with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made.  Delaware shall detail any variance of such transaction expenses to the budget set forth in Delaware Schedule 6.5(a).

Section 6.6   Press Releases.  Norwood and Delaware agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other Party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which is required by law or regulation.

Section 6.7   Prior Notice and Approval Before Payments To Be Made.  No payments shall be made by Delaware to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), including payments upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with Delaware, except to the extent that such intended payments (i) have been set forth in the Delaware Schedules furnished to Norwood at the date of this Agreement, (ii) are with prior written notice to Norwood of such intended payment, (iii) are made contemporaneous with the delivery of a written acknowledgement and release executed by the recipient and Delaware satisfactory to Norwood in form and substance, and (iv) are with the consent of Norwood.  Prior to Delaware making any such payments to any officer or director, Delaware, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code and that such payment shall not exceed the deductibility limitations at Section 162(m) of the Code, and Delaware shall furnish Norwood with a detailed schedule related to such determination prior to making any such payments.

Section 6.8   Notification of Certain Matters.  Each Party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of Delaware and Norwood shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.9   Disclosure Supplements.  From time to time prior to the Effective Time of the Merger, each Party will promptly supplement or amend their respective Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered materially inaccurate thereby.  No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

Section 6.10   Advisory Board of Directors/Boards of Directors.

(a)           All individuals serving on the Board of Directors of Delaware as of the date of this Agreement shall be invited to join a newly-formed regional advisory board.  Such advisory board members will receive cash compensation for active service on such advisory board at the rate of $1,000 per month for a period of not less than 18 months.

(b)           Within 18 months after the Effective Time of the Merger, Norwood and Wayne Bank will appoint one member of the current Board of Directors of Delaware to be selected by Norwood and Wayne Bank to their respective boards.

Section 6.11   Tax Representation Letters/Tax Treatment.  Officers of Delaware and Norwood shall execute and deliver to Jones Walker LLP, special counsel to Norwood, and to Cranmore, FitzGerald & Meaney, special counsel to Delaware, Tax Representation Letters in the form agreed to by such law firms at such time or times as may be reasonably requested by such law firms including in connection with the filing of the Form S-4 and counsels’ delivery of the tax opinions required by Section 7.6 hereto.  None of the parties hereto will take any action that could prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Norwood, on the one hand, and Delaware, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1   Shareholder Approval.  The Merger shall have been approved by the requisite vote of the shareholders of Delaware.

Section 7.2   Regulatory Approvals.  All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3   Litigation.  There shall be no pending causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of the Board of Directors of either Norwood or Delaware, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of Norwood or Delaware, as the case may be.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts, or makes illegal the consummation of the Merger.

Section 7.4   Registration Statement.  The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

Section 7.5   Listing.  The shares of Norwood Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.6   Tax Opinions. Norwood and Delaware shall have received opinions of Jones Walker, LLP and Cranmore, FitzGerald & Meaney, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Delaware and Norwood, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Norwood and Delaware will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may rely on and require, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Norwood and Delaware reasonably satisfactory in form and substance as request by such counsel.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF NORWOOD

The obligation of Norwood to consummate the Merger is subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1   Representations and Warranties.  The representations and warranties of Delaware and NBDC Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than (i) the representations and warranties contained in Section 3.2(a), 3.2(b) and 3.6(a) which shall be true in all respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Delaware and the Delaware Subsidiaries taken as a whole.

Section 8.2   Performance of Obligations.  Delaware and NBDC Bank shall have performed all covenants, obligations and agreements required to be performed by them in all material respects under this Agreement prior to the Effective Time of the Merger.

Section 8.3   Absence of Adverse Facts.  There shall have been no determination by Norwood that any fact, event or condition exists or has occurred (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that, in the reasonable good faith judgment of Norwood, would have a Material Adverse Effect on Delaware or the consummation of the transactions contemplated by this Agreement.

Section 8.4   Consents Under Agreements.  Delaware shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Delaware under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, including under Section 8.5 of the Loan Agreement, dated as of April 30, 2014, between Delaware and Community Bank, N.A., except those for which failure to obtain such consents and approvals would not in the opinion of Norwood, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section 8.5   Material Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of Norwood, any material adverse requirement upon Norwood or any Norwood Subsidiary, including, without limitation, any requirement that Norwood sell or dispose of any significant amount of the assets of Delaware, or any other Norwood Subsidiary.

Section 8.6   Certification of Claims.  Delaware shall have delivered a certificate to Norwood that, other than as set forth in such certificate, Delaware is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Delaware.

Section 8.7   Dissenting Shareholders.  The holders of no more than 12% of the issued and outstanding shares of Delaware Common Stock shall have properly exercised dissenters’ rights of appraisal.

Section 8.8   Certificate Representing Satisfaction of Conditions.  Delaware shall have delivered to Norwood a certificate of the Chief Executive Officer of Delaware dated as of the Closing Date as to the satisfaction of the matters described in Article 8 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Delaware under Article 3 of this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF DELAWARE

The obligation of Delaware to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1   Representations and Warranties.  The representations and warranties of Norwood and Wayne contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than the representations and warranties contained in  Section 4.5, which shall be true in all material respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Norwood and its subsidiaries taken as a whole.

Section 9.2   Performance of Obligations.  Norwood and Wayne shall have performed in all material respects all covenants, obligations and agreements required to be performed by them under this Agreement prior to the Effective Time of the Merger.

Section 9.3   Delivery of Exchange Fund.  On the business day before the closing, Norwood shall have delivered the Exchange Fund to the Exchange Agent.

Section 9.4   Certificate Representing Satisfaction of Conditions.  Norwood shall have delivered to Delaware a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Article 9 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Norwood under Article 4 of this Agreement.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1   Termination.

This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a)   By the mutual consent in writing of the Boards of Directors of Norwood and Delaware; or

(b)   By the Board of Directors of Norwood or Delaware if the Merger shall not have occurred on or prior to December 31, 2016, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the Party electing to terminate pursuant to this Section 10.1(b);

(c)   By the Board of Directors of Norwood or Delaware (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Delaware and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of Delaware and Section 9.1 of this Agreement in the case of Norwood; or

(d)   By the Board of Directors of Norwood or Delaware (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Delaware and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(e)   By the Board of Directors of Norwood or Delaware in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Delaware fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Delaware’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon; or

(f)   By the Board of Directors of Norwood or Delaware (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of Delaware and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement; or

(g)   By the Board of Directors of Norwood, (a) if Delaware fails to hold its shareholder meeting to vote on this Agreement within the time frame set forth in Section 5.5 hereof, or (b) if Delaware’s Board of Directors either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of Delaware vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Norwood its recommendation that the shareholders of Delaware vote in favor of the adoption of this Agreement or publicly discloses its intent to do so.

(h) By the Board of Directors of Delaware prior to obtaining shareholder approval of the Merger, in the event that, after it has received a Superior Proposal in compliance with Section 5.6 hereof and otherwise complied with its obligations under Section 5.6, the Board makes the determination in good faith based on the advice of legal counsel that such action of accepting such Superior Proposal is required in order for the Board to comply with its fiduciary duties under applicable law, and, provided that Delaware is not in breach of the provisions of this Agreement, including, but not limited to Section 5.6 hereof, in the exercise of its fiduciary duty, to terminate this Agreement and accept a Superior Proposal (as defined in Section 5.6) provided, however, that this Agreement may be terminated by Delaware pursuant to this Section 10.1(h) only after the fifth calendar day following Norwood’s receipt of written notice from Delaware advising Norwood that Delaware is prepared to enter into an acquisition agreement with respect to such Superior Proposal, and only if, (i) during such five-calendar day period, Delaware has caused its financial and legal advisors to negotiate with Norwood in good faith to make such adjustments in the terms and conditions of this Agreement such that that such Superior Proposal would no longer constitute a Superior Proposal and (ii) Delaware’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, after consultation with and considering the written  advice of outside legal and financial advisors that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Norwood, and (iii) Delaware has paid the Termination Fee set forth in Section 10.2.

(i)           By the Board of Directors of Delaware, if the Delaware Board of Directors so determines by a majority vote of the members of the entire Delaware Board of Directors, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)           the Norwood Market Value on the Determination Date is less than 80% of the Initial Norwood Market Value; and

(2)           the number obtained by dividing the Norwood Market Value on the Determination Date by the Initial Norwood Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences.  If Delaware elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Norwood.  During the five business day period commencing with its receipt of such notice, Norwood shall have the option, at its sole discretion, of paying additional Merger Consideration by increasing the Stock Consideration to equal the lesser of:  (A) the quotient  the numerator of which is equal to the product of the Initial Norwood Market Value, the Stock Consideration (as then in effect), and the Index Ratio minus 0.20, and the denominator of which is the Norwood Market Value on the Determination Date or (B) the quotient obtained by dividing the Initial Norwood Market Value by the Norwood Market Value on the Determination Date and multiplying the quotient by the product of the Stock Consideration (as then in effect) and 0.80.  If within such five business day period, Norwood delivers written notice to Delaware that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 10.1(i), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Consideration shall have been so modified).

For purposes of this Section 10.1(i) only, the following terms shall have the meanings indicated below:

“Determination Date” means the first date on which all Consents of Regulatory Authorities (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price divided by the Initial Index Price.

“Initial Norwood Market Value” means $26.35, adjusted as indicated in the last sentence of this Section 10.1(i).

“Initial Index Price” means the closing value of the Index as of March 7, 2016.

“Final Index Price” means the average of the daily closing values of the Index for the twenty consecutive trading days immediately preceding the Determination Date.

“Norwood Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Norwood Common Stock as reported on the Nasdaq Stock Market for the twenty consecutive trading days immediately preceding such specified date.

If Norwood or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

Section 10.2   Effect of Termination; Termination Fee.

(a)   In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b)   If, after the date of this Agreement, Norwood terminates this Agreement in accordance with Section 10.1(g) or Delaware terminates this Agreement pursuant to Section 10.1(h), Delaware shall be obligated to pay Norwood a fee of $615,000 as an agreed-upon termination fee in immediately available funds (the “Termination Fee”) within one (1) business day of such termination.  In addition, if, after a proposal for an Acquisition Transaction has been publicly announced by any person or entity, Norwood terminates this Agreement pursuant to Section 10.1(d) or Section 10.1(e)(ii), Delaware shall be obligated to pay Norwood the Termination Fee in immediately available funds within one (1) business day of such notice of termination, and if an Acquisition Transaction is consummated or a definitive agreement is entered into by Delaware relating to an Acquisition Transaction, in either case, within eighteen (18) months of the termination of this Agreement pursuant to Section 10.1(e)(ii), Delaware shall be obligated to pay Norwood the Termination Fee, in each case less any amounts previously paid at the time this Agreement was terminated.

(c)   Delaware and Norwood agree that the Termination Fee is fair and reasonable in the circumstances.  If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

Section 10.3   Amendments.  To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Norwood, Wayne, Delaware and NBDC Bank.

Section 10.4   Waivers.  Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, Norwood, on the one hand, and Delaware, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5   Non-Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Norwood or Delaware shall not survive the Effective Time of Merger, except that Section 5.4(b), Section 6.4 and Section 10.2 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Norwood, Delaware (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of

Norwood or Delaware contained herein shall be deemed to be terminated or extinguished so as to deprive Norwood, on the one hand, and Delaware, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Party.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Norwood or Delaware and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE 11

MISCELLANEOUS

Section 11.1   Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a Person shall mean (i) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Persons for which a Person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, opinion, agency requirement; injunction or agreement with a governmental authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release, exposure to or disposal of any Hazardous Material, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Material.  The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“GAAP” means accounting principles generally accepted in the United States as in effect at the relevant date and consideration applied.

“Governmental Entity” means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, friable asbestos-containing material, lead-containing paint, polychlorinated biphenyls, microbial matter which emits mycotoxins that are harmful to human health, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law;.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known with respect to directors and actually known or reasonably should have been known after due inquiry with respect to the executive officers of such Person and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.

“Loan Property” means any property in which Delaware or any of the Delaware Subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any Party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such Party and their respective subsidiaries, if any, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include changes, effects, events, occurrences or state of facts relating to (with respect to (A), (B) and (C), to the extent the effect of a change on such Party is not substantially disproportionate to the effect on comparable U.S. banking organizations) (A) changes in applicable laws or the interpretation thereof after the date hereof and the taking of action in compliance therewith, (B) changes in GAAP or the interpretation thereof after the date hereof, (C) changes in the economy or financial markets, including changes in market interest rates, (D) any action taken by Norwood or Delaware at the written request of the other (E) the direct effects of compliance with this Agreement on the operating performance of Delaware or Norwood; and (F) expenses incurred in connection with this Agreement and the transactions contemplated hereby consistent with those disclosed to Norwood pursuant to Section 6.5 hereof.

 “Participation Facility” means any facility in which Delaware Subsidiary has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 42 U.S.C. § 9601(20)(F).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Regulatory Authority” shall mean each of, and “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, and all state regulatory agencies having jurisdiction over the Parties, all national securities exchanges and the SEC.

Section 11.2 Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, and the documents referred to herein contain the entire agreement among Norwood, Wayne, Delaware and NBDC Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral with the exception of the Non-Disclosure Agreements between Norwood and Delaware which will survive the execution and delivery of this Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors.  Except as expressly set forth in Section 6.4  of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by a nationally recognized overnight delivery service or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to Delaware:

Delaware Bancshares, Inc.
131-133 Delaware Street
Walton, New York  13856
Attention:  James Stracuzzi, President
Facsimile No.:  (607) 865-5783
Email:  jstracuzzi@nbdcbank.com

With a copy to:

Cranmore, FitzGerald & Meaney
49 Wethersfield Avenue
Hartford, Connecticut  06114
Attn:  J. J. Cranmore, Esq.
Facsimile No.  (860) 522-3379
Email:  jcranmore@cfmlawfirm.com

If to Norwood, then to:

Norwood Financial Corp.
717 Main Street
Honesdale, Pennsylvania  18431
Attention:  Lewis J. Critelli, President
Facsimile No.:  (570) 253-2732
Email:  lewis.critelli@waynebank.com

With a copy to:

Jones Walker, LLP
1227 25th Street, NW
Suite 200 West
Washington, DC 20037
Attention:  James C. Stewart, Esq.
Facsimile No.: (202) 434-4661
Email:  jstewart@joneswalker.com

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the business day after being deposited with a nationally recognized overnight delivery service, (iii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iv) upon transmission when made by facsimile transmission or email if evidenced by a sender transmission completed confirmation.

Section 11.4   Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.  Upon such a determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

Section 11.5   Costs and Expenses.  Except as otherwise set forth herein, expenses incurred by Delaware on the one hand and Norwood on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such Party or its affiliates, shall be borne solely and entirely by the Party which has incurred same.

Section 11.6   Captions.  The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document.

Section 11.8   Persons Bound; No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any Party hereto unless the prior written consent of the other Parties is first obtained (other than by Norwood to a Norwood Subsidiary; provided that Norwood remains primarily liable for all of its obligations under this Agreement).

Section 11.9   Governing Law.  This Agreement is made and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10   Exhibits and Schedules.  Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in this Agreement where reference to it is made.

Section 11.11   Waiver.  The waiver by any Party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement.  A waiver by any Party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time.  The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded.  The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought.  This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 11.12   Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular.  Pronouns of one gender shall include all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.  The recitals hereto constitute an integral part of this Agreement.

Section 11.13   Specific Performance.  The Parties hereto agree that irreparable damage would occur for which there is no adequate remedy at law in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, it being agreed by the Parties that this is in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14   No Presumption Against Drafting Party.  The Parties acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.15   Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

NORWOOD FINANCIAL CORP.

	By:	/s/ Lewis J. Critelli
Name: Lewis J. Critelli
ATTEST:		Title: President and Chief Executive Officer
/s/ William S. Lance
Name: William S. Lance
Its Secretary

WAYNE BANK

	By:	/s/ Lewis J. Critelli
Name: Lewis J. Critelli
ATTEST:		Title: President and Chief Executive Officer
/s/ William S. Lance
Name: William S. Lance
Its Secretary

DELAWARE BANCSHARES, INC.

	By:	/s/ James Stracuzzi
Name: James Stracuzzi
ATTEST:		Title: President and Chief Executive Officer
/s/ Judith A. Riscoe
Name: Judith A. Riscoe
Its Secretary

THE NATIONAL BANK OF DELAWARE COUNTY

	By:	/s/ James Stracuzzi
Name: James Stracuzzi
ATTEST:		Title: President and Chief Executive Officer
/s/ Judith A. Riscoe
Name: Judith A. Riscoe
Its Secretary

EXHIBIT A
FORM OF SUPPORT AGREEMENT
March __, 2016

Norwood Financial Corp.
717 Main Street
Honesdale, Pennsylvania  18431

Gentlemen:

Norwood Financial Corp. (“Norwood”) and its wholly owned subsidiary, Wayne Bank (“Wayne”), on the one hand and Delaware Bancshares, Inc. (“Delaware”) and its wholly owned subsidiary, The National Bank of Delaware County, Walton (“NBDC Bank”), have entered into an Agreement and Plan of Merger dated as of March __, 2016 (the “Agreement”) whereby Delaware will merge with and into Norwood (the “Merger”) and the shareholders of Delaware will receive the Merger Consideration as set forth in the Agreement. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

In order to induce Norwood to enter into the Agreement and, intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)           I agree to vote, or cause to be voted, for approval and adoption of the Agreement and the transactions contemplated thereby all shares of Delaware Common Stock over which I have sole or shared voting power whether now owned or hereafter acquired, and I agree that I shall vote such shares, or cause such shares to be voted against approval or adoption of any other merger, business combination, recapitalization, liquidation or other similar transaction involving Delaware to which Norwood is not a party thereto and is presented for approval or adoption by the shareholders of Delaware.  Beneficial ownership shall have the meaning assigned to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b)           Through the earliest to occur of the completion of the Merger or termination of the Agreement in accordance with its terms, I agree (i) not to offer, sell, transfer or otherwise dispose of any shares of Delaware Common Stock over which I have sole or shared dispositive power, except to the extent  permitted by paragraph (f) hereof.

(c)           I have beneficial ownership over the number of shares of Delaware Common Stock set forth in Appendix A hereto. I do not hold any options or other rights to acquire Delaware Common Stock.

(d)           I agree that Delaware shall not be bound by any attempted sale of any shares of Delaware Common Stock over which I have sole voting and dispositive power, and Delaware’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Support Agreement.

(e)           I represent that I have the capacity to enter into this Support Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(f)           I may transfer any or all of the shares of Delaware Common Stock over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to Norwood an agreement to be bound by the terms of this Support Agreement. In addition, I may sell, transfer or assign shares of Delaware Common Stock to the extent and on behalf of trusts or estates of which neither I nor my family members are beneficiaries in order to comply with fiduciary obligations or legal requirements.

(g)           I agree that I will not make any public statements with respect to the Merger or the Agreement contrary to or inconsistent with the statements made by Delaware in support of the Merger or of the Delaware Board of Directors’ recommendation to shareholders to vote in favor of the Agreement and the Merger.  In no event will I recommend or advise any shareholder of Delaware not to vote in favor of the Agreement or the Merger or not to vote their shares at the shareholders’ meeting at which the Agreement will be considered, nor will I recommend or advise any Delaware shareholder to sell their Delaware Common Stock prior to the Effective Time of the Merger.  Further, subject to paragraph (i) hereof, I agree that I will not recommend or advise any party to vote shares of Delaware Common Stock at any meeting of shareholders of Delaware for a transaction involving Delaware to which Norwood is not a party.

(h)           I irrevocably agree not to engage in any Competition (as defined below) with Norwood, Wayne, Delaware or NBDC Bank or any affiliate or subsidiary of any of the foregoing (the “Companies”) for a period of eighteen months after the Closing of the Merger.   For purposes of this Support Agreement, “Competition” means becoming an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than one percent (1%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the State of New York in the counties of Delaware and Sullivan or in the Commonwealth of Pennsylvania in the County of Wayne and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking, lease financing, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”).  Competition shall also mean engaging in efforts to recruit any employee of the Companies or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Companies to terminate his or her employment with the Companies, or otherwise cease his or her relationship with the Companies, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Companies that were served by the Companies before or after the Closing of the Merger.

Such restriction on Competition shall not (i) be applicable to officers of Delaware and NBDC Bank not serving on the regional advisory board described in the next sentence, (ii) limit my ability to continue to provide legal services or other services to such Financial Services Companies, (iii) limit my ability to lease or sell real property to such entities or (iv) limit my ability to use the banking services of such Financial Services Companies.  In exchange for my agreement not to engage in any Competition, as detailed above, and for my service on the regional advisory board during the eighteen-month period immediately following the Closing Date of the Merger, I understand and irrevocably accept that Norwood will pay me the sum of $1,000 per month for a period of 18 months following the completion of the Merger.
(i)           I am signing this Support Agreement solely in my capacity as a shareholder of Delaware, and not in any other capacity, such as a director or officer of Delaware or as a fiduciary of any trusts in which neither I nor my immediate family members are a beneficiary.  Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Delaware Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on Delaware’s Board of Directors or as an officer of Delaware, acting in my capacity as a director, officer or fiduciary of Delaware or as fiduciary of any trust of which neither I nor my family members are beneficiaries.

This Support Agreement shall be effective upon acceptance by Norwood.   This Support Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger (except that the provisions of Paragraph (h) shall survive the consummation of the Merger in accordance with their terms) and (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Norwood’s rights arising out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Support Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at their addresses set forth on the signature page hereto.

This Support Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Support Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Support Agreement.

This Support Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

Date: March __, 2016

Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed:

Norwood Financial Corp.

By:

Appendix A

Number of Shares Held:
Shares:_____________________
This amount includes:
                     shares over which I have sole voting power
                     shares over which I have shared voting power
                     shares over which I have sole dispositive power
                     shares over which I have shared dispositive power

Number of Shares of Delaware Owned Beneficially or of Record	Name of Capacity in which Owned Beneficially or of Record
(specify if owned beneficially or of record)

Exhibit B
FORM OF
BANK PLAN OF MERGER

This BANK PLAN OF MERGER (“Plan of Merger”) is made and entered into as of this ____ day of __________, 2016, by and between WAYNE BANK, a Pennsylvania chartered commercial bank having its principal place of business at 717 Main Street, Honesdale, Pennsylvania 18431, and THE NATIONAL BANK OF DELAWARE COUNTY (“NBDC BANK”), a national bank having its principal place of business at 131-133 Delaware Street, Walton, New York 13856.

WITNESSETH

WHEREAS, as of ______, NBDC Bank had total assets of approximately $____ million and had _________ shares of common stock outstanding, par value $2.50 per share, all of the issued and outstanding shares of which are owned by Delaware Bancshares, Inc. (“Delaware”);

WHEREAS, as of ____, Wayne Bank had total assets of $____ million and had __________ shares of common stock outstanding, par value $1.00 per share, all of the issued and outstanding shares of which are owned by Norwood Financial Corp. (“Norwood”);

WHEREAS, the respective Boards of Directors of Wayne Bank and NBDC Bank have determined that the merger of NBDC Bank with and into Wayne Bank, under and pursuant to the terms and conditions set forth or referred to herein (said transaction being hereinafter referred to as the “Merger”), would be in the best interest of the respective institutions, and their shareholders; and

WHEREAS, on March __, 2016, Delaware, NBDC Bank, Norwood and Wayne Bank entered into an Agreement and Plan of Merger contemplating the merger of Delaware with and into Norwood (the “Agreement and Plan of Merger”);

WHEREAS, in connection with and subject to the consummation of the merger between Delaware and Norwood contemplated in the Agreement and Plan of Merger, NBDC Bank and Wayne Bank have agreed upon the terms and conditions of the Merger as set forth herein and the respective Boards of Directors of NBDC Bank and Wayne Bank have adopted resolutions approving this Plan of Merger;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Plan of Merger, the parties to this Plan of Merger hereby agree as follows:

ARTICLE I

Terms and Conditions of the Merger

1.1.           In General.  Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as defined herein), NBDC Bank shall be merged with and into Wayne Bank pursuant to the provisions of, and with the effect provided in, Chapter 16 of the Banking Code of 1965 of the Commonwealth of Pennsylvania, 12 U.S.C. § 215a-1 and 12 U.S.C. § 1828(c)(2)(C). NBDC Bank and Wayne Bank may be collectively referred to herein as the “Merging Banks.”

1.2.           Effect of Merger.  On the Effective Date, the separate existence of NBDC Bank shall cease and Wayne Bank, as the resulting entity, shall continue unaffected and unimpaired by the Merger and shall continue to operate under the name “Wayne Bank” (Wayne Bank as existing on and after the Effective Date being hereinafter sometimes referred to as the “Resulting Institution”).

1.3.           Business of the Resulting Institution.  The business of the Resulting Institution shall be that of a Pennsylvania chartered commercial bank and shall be conducted at the main office of the Resulting Institution, which shall be located at 717 Main Street, Honesdale, Pennsylvania, 18431, and at its legally established branches, including the branches the Resulting Institution acquires from NBDC Bank as a result of the Merger.

ARTICLE II

Effective Date

2.1.           Effective Date of Merger.  A certified copy of this Plan of Merger, Articles or Statement of Merger, and of the approval of the Pennsylvania Department of Banking and Securities evidencing the transactions contemplated herein shall be delivered for filing to the Department of State of the Commonwealth of Pennsylvania as provided in Section 1605 of the Banking Code of 1965 of the Commonwealth of Pennsylvania.  The Merger shall be effective at the time and on the date specified in the Articles or Statement of Merger (such date and time being herein referred to as the “Effective Date”), which shall not be earlier than the effective date of the merger between Norwood and Delaware.

2.2.           As of the Effective Date:

(a)           NBDC Bank shall be merged into Wayne Bank and be continued in the Resulting Institution.

(b)           In accordance with Sections 1606 of the Banking Code of 1965 of the Commonwealth of Pennsylvania, and Section 336 of the Associations Code of the Commonwealth of Pennsylvania, all of the property, assets and rights of every kind and character of NBDC Bank (including, without limitation, all real, personal or mixed property, all debts due on accounts, all other choses in action and all and every other interest of or belonging to or due NBDC Bank, whether tangible or intangible) shall be transferred to and vest in Wayne Bank, and Wayne Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public and private nature (including all trust and fiduciary properties, powers and rights) of NBDC Bank, all without conveyance, assignment or further act or deed; and Wayne Bank shall become responsible for all of the liabilities, duties and obligations of every kind and description (including duties as trustee or fiduciary) of NBDC Bank as of the Effective Date.

(c)           The Resulting Institution shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Merging Banks existing immediately prior to the Effective Date, to the extent provided by law.

ARTICLE III

Cancellation of NBDC Bank Common Stock

As of the Effective Date, each outstanding share of the common stock of Wayne Bank shall remain outstanding as a share of common stock of the Resulting Institution and each outstanding share of common stock of NBDC Bank shall be cancelled and retired with no consideration to be issued or paid in exchange therefor.

ARTICLE IV

Board of Directors of the Resulting Institution

As of the Effective Date, the following named persons shall serve on the Board of Directors of the Resulting Institution until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

Lewis J. Critelli	Dr. Kenneth A. Phillips
William W. Davis, Jr.	John E. Marshall
Joseph W. Adams	Susan Gumble
Ralph A. Matergia	Kevin M. Lamont
Dr. Andrew A. Forte

ARTICLE V

Articles of Incorporation and
Bylaws of Resulting Institution

       The Articles of Incorporation and the Bylaws of Wayne Bank in effect immediately prior to the Effective Date shall be the Articles of Incorporation and the Bylaws of the Resulting Institution.

ARTICLE VI

General Provisions

6.1.           Entire Agreement.  This Plan of Merger contains the entire agreement between the Merging Banks with respect to the transaction contemplated hereunder, and supersedes any and all prior arrangements or understandings with respect thereto.  This Plan of Merger shall inure to the benefit of and be binding upon the Merging Banks hereto and their respective successors and assigns.

6.2.           Amendment.  At any time before the Effective Date, the Merging Banks, by mutual consent of their respective Boards of Directors, may amend this Plan of Merger.

6.3.           Termination.  At any time before the Effective Date, this Plan of Merger may be terminated by mutual consent of the Merging Banks, notwithstanding any prior shareholder vote or approval by mutual consent of the Boards of Directors of the Merging Banks; provided, however, that this Plan of Merger shall automatically terminate upon any termination of the Agreement and Plan of Merger.

6.4           Shareholder Vote.  This Plan of Merger shall be subject to the approval, ratification and confirmation by the affirmative vote of the sole shareholder of each of the Merging Banks.

6.5.           Applicable Law.  This Plan of Merger shall be governed by the laws of the Commonwealth of Pennsylvania.

6.6.           Headings.  The headings contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.

6.7.           Counterparts.  This Plan of Merger may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                IN WITNESS THEREOF, each of the Merging Banks has caused this Plan of Merger to be executed by their respective duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:		THE NATIONAL BANK OF DELAWARE COUNTY

By:	By:
Name:
Title:

                [SEAL]

ATTEST:		WAYNE BANK

By:	By:
Name:
Title:

                [SEAL]